PURCHASE AND SALE AGREEMENT





                             BY AND AMONG





                     THE MANITOWOC COMPANY, INC.



                     SERVEND INTERNATIONAL, INC.



                                 AND



                      FISCHER ENTERPRISES, LTD.








                      DATED AS OF OCTOBER 1, 1997




                          TABLE OF CONTENTS


                                                            Page
                                                            ----


ARTICLE I  DEFINITIONS .......................................1
     1.1   Accounts ..........................................1
     1.2   Agreement .........................................1
     1.3   Agreement Sections ................................1
     1.4   Assumed Liabilities ...............................2
     1.5   Bill of Sale ......................................3
     1.6   Buildings .........................................3
     1.7   Buyer .............................................3
     1.8   Buyer Closing Certificate .........................3
     1.9   Buyer Counsel Opinion .............................3
     1.10  Closing ...........................................3
     1.11  Closing Date ......................................3
     1.12  Code ..............................................3
     1.13  Confidentiality Agreement .........................4
     1.14  Contracts .........................................4
     1.15  Deed ..............................................4
     1.16  Disclosure Schedule ...............................4
     1.17  Distributor Contracts .............................4
     1.18  Employee Benefit Plans ............................4
     1.19  Employment Agreements .............................4
     1.20  Equipment .........................................4
     1.21  ERISA .............................................4
     1.22  Escrow Agent ......................................4
     1.23  Escrow Agreement ..................................5
     1.24  Escrow Deposit ....................................5
     1.25  Existing Contracts ................................5
     1.26  Existing Indebtedness .............................5
     1.27  Existing Insurance Policies .......................5
     1.28  Existing Investments ..............................5
     1.29  Existing Liens ....................................5
     1.30  Existing Litigation ...............................5
     1.31  Existing Permits ..................................5
     1.32  Existing Plans ....................................5
     1.33  Financial Information .............................5
     1.34  Fischer ...........................................5
     1.35  HSR Act ...........................................5
     1.36  Indebtedness ......................................6
     1.37  Intangible Assets .................................6
     1.38  Inventory .........................................6
     1.39  Investment ........................................6
     1.40  IRB Assignment ....................................6
     1.41  Knowledge of Sellers ..............................6
     1.42  Law  ..............................................6
     1.43  Lease Assignment ..................................6
     1.44  Lien ..............................................7
     1.45  Liquid Assets .....................................7
     1.46  Material Adverse Effect ...........................7
     1.47  Noncompetition Agreements .........................7
     1.48  Noncompete Compensation ...........................7
     1.49  Permitted Liens ...................................7
     1.50  Person ............................................7
     1.51  Purchased Assets ..................................7
     1.52  Purchased Contracts ...............................7
     1.53  Real Property .....................................7
     1.54  Records ...........................................7
     1.55  Remcor Litigation .................................7
     1.56  Retained Assets ...................................8
     1.57  Retained Contracts ................................8
     1.58  Retained Liabilities ..............................8
     1.59  Seller or Sellers .................................8
     1.60  Sellers Closing Certificate .......................8
     1.61  Sellers Counsel Opinion ...........................8
     1.62  Senior Lender .....................................9
     1.63  Senior Loan .......................................9
     1.64  SerVend ...........................................9
     1.65  Shareholders ......................................9

   ARTICLE II  PURCHASE AND SALE; PURCHASE PRICE .............9
     2.1   Purchase and Sale .................................9
     2.2   Determination of Purchase Price ...................9
     2.3   Payments .........................................10
     2.4   Closing Financial Adjustments; Payment Adjustment 11

   ARTICLE III   OTHER AGREEMENTS ...........................12
     3.1   Access and Cooperation ...........................12
     3.2   Disclosure Schedule ..............................13
     3.3   Duties Concerning Representations ................13
     3.4   Deliveries of Information; Consultation ..........13
     3.5   Acquisition Proposals ............................14
     3.6   Public Announcements .............................14
     3.7   Retained Liabilities .............................15
     3.8   Access to Records and Employees ..................15
     3.9   Referrals and Deliveries .........................16
     3.10  Risk Of Loss .....................................16
     3.11  Allocation of Purchase Price .....................16
     3.12  Employee Matters .................................16
     3.13  Effective Time of Closing ........................16
     3.14  Change of Name ...................................16
     3.15  Intention ........................................16
     3.16  Nonassignable Contracts and Existing Permits .....17
     3.17  Bulk Sales Law ...................................17
     3.18  Real Property ....................................17
     3.19  Noncompetition ...................................18
     3.20  Termination Fee ..................................18
     3.21  HSR Act ..........................................18
     3.22  Ice Transport System .............................19
     3.23  Distributor Contract Matters .....................20

   ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE SELLERS 20
     4.1   Organization; Business ...........................21
     4.2   Authorization; Enforceability ....................21
     4.3   No Violation or Conflict .........................22
     4.4   Financial Information; Books and Records .........22
     4.5   Assets ...........................................23
     4.6   Contingent and Undisclosed Liabilities ...........23
     4.7   Taxes ............................................23
     4.8   Absence of Certain Changes .......................24
     4.9   Existing Plans ...................................24
     4.10  Compliance with Law ..............................26
     4.11  Litigation .......................................26
     4.12  Existing Contracts ...............................26
     4.13  Performance of Contracts .........................28
     4.14  Existing Insurance Policies ......................28
     4.15  Environmental Protection .........................29
     4.16  Labor Matters ....................................31
     4.17  Brokers ..........................................31
     4.18  Governmental Approvals ...........................32
     4.19  Disclosure .......................................32
     4.20  Intangible Assets ................................32
     4.21  Product Matters ..................................32
     4.22  Customers ........................................32
     4.23  Relationships with Related Parties ...............33
     4.24  Real Property ....................................33
     4.25  No Other Representations or Warranties ...........33

   ARTICLE V   REPRESENTATIONS AND WARRANTIES OF THE BUYER ..33
     5.1   Organization; Business ...........................33
     5.2   Authorization; Enforceability ....................34
     5.3   No Violation or Conflict .........................34
     5.4   Brokers ..........................................34
     5.5   Governmental Approvals ...........................34
     5.6   Financial Capacity ...............................34
     5.7   No Other Representations or Warranties ...........34

   ARTICLE VI  CONDUCT OF BUSINESS PENDING THE CLOSING ......34
     6.1   Carry on in Regular Course .......................34
     6.2   Use of Assets ....................................34
     6.3   No Default .......................................35
     6.4   Existing Insurance Policies ......................35
     6.5   Employment Matters ...............................35
     6.6   Contracts and Commitments ........................35
     6.7   Preservation of Relationships ....................35
     6.8   Compliance with Laws .............................35
     6.9   Taxes ............................................35

   ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
               THE BUYER ....................................35
     7.1   Compliance with Agreement ........................35
     7.2   Proceedings and Instruments Satisfactory .........35
     7.3   No Litigation ....................................35
     7.4   Representations and Warranties of the Sellers ....35
     7.5   No Material Adverse Change .......................36
     7.6   Deliveries at Closing ............................36
     7.7   Senior Loan ......................................36
     7.8   Other Documents ..................................36
     7.9   Possession; Instruments of Conveyance ............36
     7.10  HSR Act ..........................................36
     7.11  Adjusted Cash Amount .............................36
     7.12  Buyer's Bankruptcy ...............................36

   ARTICLE VIII   CONDITIONS PRECEDENT TO THE OBLIGATIONS
                  OF THE SELLERS ............................37
     8.1   Compliance with Agreement ........................37
     8.2   Proceedings and Instruments Satisfactory .........37
     8.3   No Litigation ....................................37
     8.4   Representations and Warranties of the Buyer ......37
     8.5   Deliveries at Closing ............................37
     8.6   Other Documents ..................................37
     8.7   Delivery of Purchase Price  ......................37
     8.8   HSR Act ..........................................37
     8.9   Adjusted Cash Amount .............................37
     8.10  Employment Agreements ............................37

   ARTICLE IX  INDEMNITIES ..................................38
     9.1   Sellers' Indemnity ...............................38
     9.2   Buyer's Indemnity ................................38
     9.3   Provisions Regarding Indemnities .................39

   ARTICLE X   DISPUTE RESOLUTION MECHANISMS ................42
     10.1  Dispute ..........................................42
     10.2  Process ..........................................42
     10.3  Negotiations .....................................42
     10.4  Mediation ........................................42
     10.5  Submission to Adjudication .......................43
     10.6  General ..........................................43

   ARTICLE XI  TERMINATION; MISCELLANEOUS ...................44
     11.1  Termination ......................................44
     11.2  Rights on Termination; Waiver ....................44
     11.3  Survival of Representations and Warranties .......44
     11.4  Entire Agreement; Amendment ......................45
     11.5  Expenses .........................................45
     11.6  Governing Law ....................................45
     11.7  Assignment .......................................45
     11.8  Notices ..........................................45
     11.9  Counterparts; Headings ...........................46
     11.10 Interpretation ...................................46
     11.11 Severability .....................................46
     11.12 Specific Performance .............................46
     11.13 No Reliance ......................................47
     11.14 Exhibits and Disclosure Schedule .................47
     11.15 Taxes and Fees ...................................47
     11.16 Income Tax Position ..............................47
     11.17 Further Assurances ...............................47
     11.18 No Strict Construction ...........................47
     11.19 No Materiality Acknowledgment ....................47

   SIGNATURES   .............................................48





EXHIBITS


1.   Form of Bill of Sale
2.   Form of Buyer Closing Certificate
3.   Form of Buyer Counsel Opinion
4.   Form of Employment and Noncompetition Agreements
5.   Form of Escrow Agreement
6.   Form of Noncompetition Agreements
7.   Form of Sellers Closing Certificate
8.   Form of Sellers Counsel Opinion





                     PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT is made as of this 1st day of October, 1997 by and among THE MANITOWOC COMPANY, INC., SERVEND INTERNATIONAL, INC. and FISCHER ENTERPRISES, LTD.


                               RECITALS


          WHEREAS, SerVend is and has been engaged in the operation of the business of designing, manufacturing, selling and distributing ice dispensers, beverage dispensers, ice/beverage dispensers, beverage dispenser valves, ice machines and ancillary devices; and

          WHEREAS, Fischer is and has been engaged in the operation of the business of the ownership of certain of the Purchased Assets and the leasing of such assets to SerVend; and

          WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain of the assets, rights and properties of Sellers, upon all of the terms and subject to all of the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                              ARTICLE I
                             DEFINITIONS


          When used in this Agreement, the following terms shall have the meanings specified:

               1.1 Accounts. "Accounts" shall mean all of the accounts receivable, notes receivable and similar rights of either or both of the Sellers, excluding any receivables from shareholders or partners of the Sellers.

               1.2 Agreement. "Agreement" shall mean this Purchase and Sale Agreement, together with the Exhibits and the Disclosure
Schedule attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

               1.3 Agreement Sections. The following terms shall have the meanings specified in the Sections of this Agreement listed in the following table:


               TERM                               SECTION
               ----                               -------

               Acquisition Proposal               3.5(a)(i)
               Adjusted Cash Amount               2.4(i)
               Assumed Benefit Plan               4.9(d)
               Buyer Indemnifiable Breach         9.3(h)(i)
               Buyer Records                      3.8(a)(i)
               Calculation                        2.4(a)
               Cash Amount                        2.2(b)
               CERCLA                             4.15(f)
               Closing Financial Statements       2.4(a)
               Competing Business                 4.23(b)
               Competing Transaction              3.5(a)(ii)
               Consolidated EBITDA                2.2(c)(i)
               Consolidated Net Income            2.2(c)(ii)
               Consolidated Net Worth             2.2(c)(iii)
               Covered Ice Transportation System  3.22(b)(i)
               CPR                                10.4
               Disclosure Schedule Change         3.2(b)
               Dispute                            10.1
               Effective Time of Closing          3.13
               Environmental Claim                4.15(a)(i)
               Environmental Hazardous Materials  4.15(a)(ii)
               Environmental Laws                 4.15(a)(iii)
               Environmental Permits              4.15(a)(iv)
               Environmental Release              4.15(a)(v)
               ERISA Affiliate                    4.9(b)
               Ice Transportation System          3.22(b)(ii)
               Independent Accountants            2.4(g)
               IRBs                               1.4(c)
               IT Patent                          3.22(b)(iii)
               Lancaster Agreement                3.22(a)
               Net Book Value                     2.2(c)(iv)
               Net Sales Price                    3.22(b)(iv)
               Proprietary Rights Agreements      4.16(b)
               Purchase Price                     2.2(a)
               Replacement                        10.6(g)
               Request                            10.4
               Sellers Indemnifiable Breach       9.3(g)(i)
               Sellers Records                    3.8(a)(ii)
               Survey                             3.18(a)(i)
               Title Commitments                  3.18(a)(ii)
               Title Company                      3.18(a)(iii)


               1.4 Assumed Liabilities. "Assumed Liabilities" shall mean and be limited to:

               (a) those liabilities and obligations of the Sellers for payment and performance arising after the Effective Time of Closing pursuant to the Purchased Contracts;

               (b) the current liabilities, trade payables and accrued expenses which: (i) have been incurred in the ordinary course of business of Sellers; and (ii) are set forth in the Disclosure
Schedule or contained in a list delivered to Buyer at the Closing;

               (c) those liabilities and obligations of the Sellers for payment and performance after the Effective Time of Closing pursuant to the following Indebtedness of the Sellers: (i) under the nonrecourse promissory note, dated December 15, 1989, from Fischer to the Indiana Employment Development Commission in the original principal amount of $4.3 million maturing on December 1, 2004, and the related loan agreement, trust indenture and other related mortgages, credit and security agreements and collateral assignments; and (ii) under the nonrecourse promissory note, dated November 27, 1991, of Fischer to the Indiana Development Finance Authority in the original principal amount of $3.6 million, and the related loan agreement, trust indenture and related mortgages, credit and security agreements and collateral assignments (the "IRBs"); and

               (d) Costs, expenses and other losses arising out of or relating to Sellers' warranty claims with respect to product sales included in revenues reflected in the Financial Information or the Closing Financial Statements, but only up to a maximum amount equal to the sum of:

                    (i) warranty reserves included in the Closing Financial Statements; plus

                    (ii) an amount equal to the aggregate value of any and all aluminum plates delivered without charge to Buyer after the Closing Date by Kyees Aluminum, Inc., the value of such aluminum plates to be determined based upon Kyees Aluminum, Inc.'s quoted prices for purchases of comparable volumes by manufacturers.

               1.5 Bill of Sale. "Bill of Sale" shall mean the Bill of Sale and Assumption of Liabilities in substantially the form of
Exhibit 1 attached to this Agreement.

               1.6 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements located on the Real Property.

               1.7 Buyer. "Buyer" shall mean The Manitowoc Company, Inc., a Wisconsin corporation, and any subsidiary designated under
Section 11.7.

               1.8  Buyer Closing Certificate.  "Buyer Closing
Certificate" shall mean the Closing Certificate of the Buyer in substantially the form of Exhibit 2 attached to this Agreement.

               1.9 Buyer Counsel Opinion. "Buyer Counsel Opinion" shall mean the opinion of Quarles & Brady in substantially the form of
Exhibit 3 attached to this Agreement.

               1.10 Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

               1.11 Closing Date. "Closing Date" shall mean: (a) October 31, 1997; or (b) such other date as the parties may mutually agree to in writing.

               1.12 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

               1.13 Confidentiality Agreement. "Confidentiality Agreement" shall mean, collectively, the letter agreements between the Sellers, the Buyer and certain employees of the Buyer dated April 28, 1997 and April 30, 1997, and paragraph 4 of the Letter of Intent dated as of August 24, 1997 by and among the Buyer and the Sellers.

               1.14 Contracts. "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which either or both of the Sellers is a party or by which either or both of the Sellers is bound, excluding agreements between either of the Sellers and the shareholders or partners of either of the Sellers.

               1.15 Deed. "Deed" shall mean a General Warranty Deed, in the form customarily used for the transfer of fee simple title to real estate under Indiana law, from Fischer to the Buyer by which Fischer conveys to the Buyer title to the Buildings and the Real Property located at 2100 Future Drive, Sellersburg, Indiana.

               1.16 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by the Sellers to the Buyer contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

               1.17 Distributor Contracts. "Distributor Contracts" shall mean any and all Contracts of either of the Sellers whereby such Seller appoints any Person, other than an employee of such Seller, as a distributor, dealer, independent sales representative, independent manufacturer's representative or other authorized reseller or sales agent for such Seller's products.

               1.18 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of either Seller.

               1.19 Employment Agreements. "Employment Agreements" shall mean the Employment and Noncompetition Agreements, in substantially the form of Exhibit 4 attached to this Agreement, to be offered by Buyer (or any subsidiary of Buyer designated pursuant to Section 11.7 of this Agreement) to certain key management personnel of the Sellers, as described in Section 3.12(d) of this Agreement.

               1.20 Equipment. "Equipment" shall mean all machinery, toolings, equipment, furniture, fixtures, motor vehicles, furnishings, parts, tools, dies, jigs, patterns, machine tools, office equipment, computers, leasehold improvements, construction in progress and other items of tangible personal property which are owned by either or both of the Sellers and used by or useful to either or both of the Sellers in the operation of their respective businesses.

               1.21 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

               1.22 Escrow Agent. "Escrow Agent" shall mean a bank, trust company or other financial institution mutually selected by the Sellers and the Buyer to serve as escrow agent under the Escrow
Agreement.

               1.23 Escrow Agreement. "Escrow Agreement" shall mean the Escrow Agreement among the Buyer, the Sellers and the Escrow Agent in substantially the form of Exhibit 5 attached hereto.

               1.24 Escrow Deposit.  "Escrow Deposit" shall mean
Twelve Million Four Hundred Thousand and 00/100 Dollars ($12,400,000).

               1.25 Existing Contracts. "Existing Contracts" shall mean those Contracts which are listed and briefly described on the Disclosure Schedule in response to Section 4.12 of this Agreement.

               1.26 Existing Indebtedness. "Existing Indebtedness" shall mean all of the Indebtedness of the Sellers, all of which is listed and briefly described on the Disclosure Schedule.

               1.27 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by either or both of the Sellers, all of which are listed and briefly described on the Disclosure Schedule.

               1.28 Existing Investments. "Existing Investments" shall mean all Investments of either or both of the Sellers, all of which are listed and briefly described on the Disclosure Schedule.

               1.29 Existing Liens. "Existing Liens" shall mean all Liens affecting any of the Purchased Assets, all of which are listed and briefly described on the Disclosure Schedule.

               1.30 Existing Litigation. "Existing Litigation" shall mean those pending or threatened suits, audit inquiries, charges, workers compensation claims, claims for bodily injury, product warranty claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind, which are listed and briefly described on the Disclosure Schedule.

               1.31 Existing Permits. "Existing Permits" shall mean all permits, licenses, approvals, qualifications, permissions and governmental authorizations (including Environmental Permits) obtained or held by either Seller with respect to the conduct of its business as presently conducted, all of which are listed and briefly described on the Disclosure Schedule.

               1.32 Existing Plans. "Existing Plans" shall mean all Employee Benefit Plans of either or both of the Sellers, all of which are listed and briefly described on the Disclosure Schedule.

               1.33 Financial Information. "Financial Information" shall mean: (a) the audited consolidated financial statements of the Sellers for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996; (b) the unaudited consolidated financial statements of the Sellers for the interim period ended July 31, 1997;
(c) the books and records of account of each of the Sellers; and (d) all other financial information relating to the financial condition of either or both of the Sellers delivered or to be delivered by the Sellers to the Buyer.

               1.34 Fischer.  "Fischer" shall mean Fischer
Enterprises, Ltd., a Kentucky limited partnership.

               1.35 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               1.36 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of that Person.

               1.37 Intangible Assets. "Intangible Assets" shall mean all of the intangible assets owned or used by either or both of the Sellers in their respective businesses, including but not limited to goodwill, trade secrets, know-how, data, plans, drawings, blue prints, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, logos, United States and foreign patents, patent applications, trade names (including the "SerVend" name), trademarks, service marks, trademark registrations, service mark registrations, copyrights, copyright applications, franchise rights, customer lists, telephone numbers and related rights. The Disclosure Schedule lists and briefly describes or otherwise identifies all patents, patent applications, registered trademarks, trademark applications, registered service marks and service mark applications owned or held by either or both of the Sellers, as well as any licenses pursuant to which either Seller authorizes the use of any of the foregoing by another Person or pursuant to which either or both of the Sellers use a patent, trademark or service mark of another Person.

               1.38 Inventory. "Inventory" shall mean all inventories of either or both of the Sellers, including raw materials, store inventories, work in process and finished goods, wherever located.

               1.39 Investment. "Investment" by any Person shall mean: (a) any transfer or delivery of cash, stock or other property or value by that Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired in the ordinary course of business of the relevant Person.

               1.40 IRB Assignment.   "IRB Assignment" shall mean the
assignment to and assumption by the Buyer of all of the Sellers' rights and obligations with respect to the IRBs as of the Effective Time of Closing.

               1.41 Knowledge of Sellers. "Knowledge of Sellers" shall mean any actual knowledge of any officer, director, shareholder or partner of either Seller or the knowledge which any such Person should have by virtue of information provided or directed to such Person in Records of either of the Sellers.

               1.42 Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

               1.43 Lease Assignment. "Lease Assignment" shall mean the Assignment of Lease Agreement and Landlord Consent whereby SerVend assigns to the Buyer, and the landlord consents to such assignment, the Lease Agreement, dated August 1, 1994, by and between B. Rhodonna Zilk, individually and as Trustee of the C. S. Zilk Trust Fund, and C. William Zilk, as Trustee under the same trust (together acting as Landlord), and SerVend as tenant, with respect to the facility located at 5924 SE 47th Avenue, Portland, Oregon, as such lease agreement was assigned by Flomatic Manufacturing, Inc. to SerVend on August 31, 1994, together with the related landlord's estoppel certificate.

               1.44 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, condition, easement, covenant, lease, encroachment, title defect imposition, security interest or other encumbrance of any kind; and
(b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

               1.45 Liquid Assets. "Liquid Assets" shall mean all cash, down payments, checks, rights to refunds, security deposits, prepaid expenses, advance payments, bank accounts and cash equivalents of either or both of the Sellers.

               1.46 Material Adverse Effect.  "Material Adverse
Effect" shall mean a material adverse effect on the business, assets, properties, results of operations, financial condition or prospects of the Sellers, taken as a whole.

               1.47 Noncompetition Agreements. "Noncompetition Agreements" shall mean the Noncompetition Agreements, in substantially the form attached as Exhibit 6 to this Agreement, to be entered into between the Buyer (or any subsidiary of the Buyer designated pursuant to Section 11.7 of this Agreement) and each of the Shareholders of SerVend, as described in Section 3.19(c) of this Agreement.

               1.48 Noncompete Compensation.  "Noncompete
Compensation" shall mean the cash compensation to be paid to each Shareholder at closing, pursuant to such Shareholder's Noncompetition Agreement, as consideration for the Shareholder's covenant not to compete set forth in such Noncompetition Agreement.

               1.49 Permitted Liens. "Permitted Liens" shall mean those of the Existing Liens which are expressly noted as Permitted Liens on the Disclosure Schedule.

               1.50 Person. "Person" shall mean and include a natural person, corporation, trust, partnership, limited liability company, limited liability partnership, association, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity.

               1.51 Purchased Assets. "Purchased Assets" shall mean all assets of either or both of the Sellers used in the conduct of their respective businesses (except for the Retained Assets) including, but not limited to the Accounts, the Buildings, the Purchased Contracts, the Equipment, the Existing Insurance Policies, the Existing Investments, the Existing Permits, the Intangible Assets, the Inventory, the Liquid Assets, the Real Property and the Records.

               1.52 Purchased Contracts. "Purchased Contracts" shall mean all of the Contracts except for the Retained Contracts.

               1.53 Real Property. "Real Property" shall mean the parcels of real property identified by the street addresses and legal descriptions set forth in the Disclosure Schedule which are owned or leased by either or both of the Sellers.

               1.54 Records. "Records" shall mean all books, documents and records owned or used by either or both of the Sellers in the conduct of their respective businesses, including personnel, medical and accounting records, correspondence, governmentally required records, engineering data, designs, drawings, blue prints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

               1.55 Remcor Litigation. "Remcor Litigation" shall mean that former litigation styled as Remcor Products Company v. SerVend International, Inc., and Fischer, Ltd. in the United States District Court, Southern District of Indiana, New Albany Division, No. NA 96-174-7 B/G.

               1.56 Retained Assets. "Retained Assets" shall mean the following assets of Sellers as of the Closing Date which, although they may relate to Sellers' businesses, are not Purchased Assets and are to be retained by Sellers:

               (a) SerVend's franchise to be a corporation, articles of incorporation, bylaws, minute books, stock books, corporate seals and other corporate records having to do with the corporate organization and capitalization of SerVend;

               (b) Fischer's Limited Partnership Agreement and other partnership records having to do with the partnership organization and capitalization of Fischer;

               (c) Sellers' canceled checks, bank statements and tax returns;

               (d) the approximately 30 acres of vacant and unimproved land owned by the Sellers, the legal description of which is set forth on the Disclosure Schedule;

               (e) Sellers' rights to purchase tickets to the Kentucky Derby and season tickets to the University of Louisville basketball and football games, together with all rights in and to, and all other rights associated with, any seats or boxes relating to such tickets including a season box to Churchill Downs spring and fall meets;

               (f)  the automobiles described in the Disclosure
Schedule;

               (g) the life insurance policies on the lives of certain shareholders of SerVend described on the Disclosure Schedule;

               (h)  the Retained Contracts; and

               (i) claims relating to any of the Retained Assets or counterclaims relating to any of the Retained Liabilities.

               1.57 Retained Contracts. "Retained Contracts" shall mean the Distributor Contracts and any of the Existing Contracts identified on the Disclosure Schedule as being retained by the Sellers and not being assumed by the Buyer.

               1.58 Retained Liabilities. "Retained Liabilities" shall mean all obligations and liabilities of Sellers or otherwise arising out of the operation of Sellers' businesses or the ownership of the Purchased Assets prior to the Effective Time of Closing which are not Assumed Liabilities, and any obligations and liabilities of Sellers arising out of or relating to the ownership or operation of any of the Retained Assets or the Retained Contracts from and after the Effective Time of Closing.

               1.59 Seller or Sellers. "Seller" or "Sellers" shall mean, individually or collectively, Fischer or SerVend, or both.

               1.60 Sellers Closing Certificate. "Sellers Closing Certificate" shall mean the Closing Certificate of the Sellers in substantially the form of Exhibit 7 attached to this Agreement.

               1.61 Sellers Counsel Opinion.  "Sellers Counsel
Opinion" shall mean the opinion of Reed Weitkamp Schell Cox & Vice in substantially the form of Exhibit 8 attached to this Agreement.

               1.62 Senior Lender.  "Senior Lender" shall mean
NationsBank, N.A., Charlotte, North Carolina, or any other commercial bank, financial institution or other Person from whom the Buyer obtains the Senior Loan.

               1.63 Senior Loan. "Senior Loan" shall mean the Senior Credit Facilities in the principal amount of Two Hundred Five Million Eight Hundred Seventy-Seven Thousand Six Hundred Fifty-Four and 00/100 Dollars ($205,877,654.00) from the Senior Lender to the Buyer.

               1.64 SerVend.  "SerVend" shall mean SerVend
International, Inc., a Kentucky corporation.

               1.65 Shareholders. "Shareholders" shall mean George E. Fischer, Mary Lee Fischer (in her individual capacity and as trustee of the trust created by the George E. Fischer Qualified Annuity Trust Agreement, dated May 6, 1997), Gregory E. Fischer, Mark J. Fischer, Paul V. Fischer, and George C. Fischer, who together own all of the issued and outstanding shares of capital stock of SerVend and all of the outstanding limited partnership interests of Fischer.




                              ARTICLE II
                  PURCHASE AND SALE; PURCHASE PRICE


               2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

               (a) Purchased Assets. Sellers shall sell, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Sellers, the Purchased Assets.

               (b) Cash Amount. Buyer shall pay the Cash Amount to the Sellers, subject to the adjustment as provided in Section 2.4 of this Agreement.

               (c) Assumed Liabilities. Buyer shall assume and agree to pay and perform in accordance with and be bound by all of the covenants, terms and obligations under the Assumed Liabilities.

               (d) Existing Indebtedness. Buyer shall prepay the Existing Indebtedness in full, except for the IRBs.

               2.2  Determination of Purchase Price.

               (a) Purchase Price. The "Purchase Price" for the Purchased Assets shall be the sum of: (i) the amount determined in accordance with Section 2.2(b) of this Agreement (the "Cash Amount"); plus (ii) the amount of the Assumed Liabilities; plus (iii) the amount of the Existing Indebtedness other than the IRBs.

               (b) Cash Amount. The "Cash Amount" shall be that amount equal to:

                    (i)  Sixty-One Million Seven Hundred Seventy
Thousand and 00/100 Dollars ($61,770,000.00); minus

                    (ii) the amount, if any, by which the Consolidated Net Worth is less than Eight Million Two Hundred Seventy-Five Thousand and 00/100 Dollars ($8,275,000.00); minus

                    (iii) twelve (12) multiplied by the amount, if any, by which the Consolidated EBITDA is less than Five Million Six Hundred Thousand and 00/100 Dollars ($5,600,000.00).

               (c)  Definitions.  As used in this Agreement:

                    (i)  "Consolidated EBITDA" shall mean:

                         (A)  the Consolidated Net Income; plus

                         (B)  the actual deductions taken on the books
and records of the Sellers in the calculation of the Consolidated Net Income for amortization of intangibles, depreciation of fixed assets, interest on Indebtedness of the Sellers and federal and state income taxes of the Sellers; plus

                         (C)  any amounts deducted in the calculation
of Consolidated Net Income for the settlement payments in the Remcor Litigation; plus

                         (D)  any amounts deducted in the calculation
of Consolidated Net Income for expenses related to this Agreement and the transactions described in this Agreement.

                    (ii) "Consolidated Net Income" shall mean the consolidated net after tax income of the Sellers for the period from and after January 1, 1997 through and including the earlier of the Effective Time of Closing or the close of business on October 31, 1997, determined in accordance with generally accepted accounting principles as consistently applied by the Sellers. For purposes of calculation of the Purchase Price, including the Closing Financial Statements, the Calculation, and the payment adjustment procedures under Sections 2.2 and 2.4 of this Agreement, any adjustments to earnings shall be applied to the period or periods in which the underlying liability(ies) or revenue(s), as the case may be, first arose. If the appropriate period or periods for any such adjustment to earnings cannot be determined, then such adjustment shall be allocated uniformly over fiscal years 1995, 1996 and 1997, so that five-eighteenths (5/18) of such adjustment is applied to the period to which this Section 2.2(c)(ii) relates.

                    (iii) "Consolidated Net Worth" shall mean, in each case calculated as of the Effective Time of Closing using generally accepted accounting principles as consistently applied by the Sellers:

                         (A)  the Net Book Value of the Purchased
Assets; minus

                         (B)  the Net Book Value of the Assumed
Liabilities; minus

                         (C)  the amount of the Existing Indebtedness
to be prepaid by the Buyer pursuant to this Agreement.

                    (iv) "Net Book Value" shall mean for any Purchased Asset the amount equal to the net book value of that Purchased Asset at the Effective Time of Closing, and for any Assumed Liability, shall mean the book amount of such liability.

               2.3  Payments.  At the Closing, the Buyer shall:

               (a) deliver the Escrow Deposit to the Escrow Agent to hold, invest and deliver in accordance with the terms of the Escrow Agreement; and
               (b) prepay the Existing Indebtedness other than the IRBs; and

               (c) deliver to the Sellers by a single wire transfer of immediately available funds to an account designated by the Sellers an amount equal to Forty-Nine Million Three Hundred Seventy Thousand and 00/100 Dollars ($49,370,000.00); and

               (d) pay Buyers' closing costs, to include any sales and transfer taxes or fees, title insurance premiums, and title or recording fees; and

               (e) pay to each Shareholder, by wire transfer of immediately available funds to an account designated by such Shareholder, the amount of such Shareholder's Noncompete Compensation.

               2.4  Closing Financial Adjustments; Payment Adjustment.

               (a) Closing Financial Adjustments. As promptly as practicable following the Closing Date, the Sellers shall prepare:
(i) audited consolidated financial statements of the Sellers for the period of January 1, 1997 through and including the Effective Time of Closing (the "Closing Financial Statements"); and (ii) a calculation of the Consolidated EBITDA, the Consolidated Net Worth, the Purchase Price and the Cash Payment (the "Calculation"). The Closing Financial Statements shall be as of the Effective Time of Closing and shall be prepared in accordance with generally accepted accounting principles as consistently applied by the Sellers and in accordance with the provisions of this Agreement and the Calculation shall be prepared in accordance with the terms of this Agreement. The Sellers shall deliver to the Buyer, as promptly as practicable after the Closing Date and in any event within ninety (90) calendar days after the Closing Date, the Closing Financial Statements and the Calculation. The Buyer shall be responsible for the costs of the auditors associated with the audit.

               (b) Discussions. The Buyer and the Sellers shall, throughout the entire period from the date of this Agreement to the date of the deliveries required by Section 2.4(a) of this Agreement, meet and discuss any and all financial and business matters relating to such process and the preparation of the Closing Financial Statements and the Calculation. If the Sellers and the Buyer cannot resolve any disagreements among themselves, then the procedures specified in Sections 2.4(c), (d), (e), (f), (g) and (h) of this Agreement shall be used.

               (c) Buyer's Duties. As soon as is reasonably practicable following the Buyer's receipt of the materials described in Section 2.4(a) of this Agreement and in any event within thirty
(30) calendar days after receipt of such deliveries, the Buyer shall comply with either Section 2.4(d) or Section 2.4(f) of this Agreement.

               (d) No Objection by Buyer. If the Buyer has no objection to the Closing Financial Statements or the Calculation, the amount paid by the Buyer set forth in Section 2.3 of this Agreement shall be adjusted in the manner set forth in Section 2.4(i) of this Agreement.

               (e) Bases for Objection. The only bases upon which the Buyer may dispute any matter in the Closing Financial Statements or the Calculation are: (i) the inaccuracy of such matter, whether factually or numerically; or (ii) the Closing Financial Statements or the Calculation, or both, are not prepared as provided in this Agreement.

               (f) Objection by Buyer. If the Buyer objects to any matter in the Closing Financial Statements or the Calculation in accordance with Section 2.4(e) of this Agreement, the Buyer shall, within thirty (30) calendar days after receipt of the deliveries described in Section 2.4(a) of this Agreement: (i) notify the Sellers in writing of such objection; and (ii) deliver to the Sellers the calculation by the Buyer of the amounts of the Purchase Price and the Cash Amount. If the Sellers agree with the Buyer's objection and the Buyer's calculations, the amount paid by the Buyer pursuant to Section
2.3 of this Agreement shall be adjusted in the manner set forth in
Section 2.4(i) of this Agreement. If the Sellers do not agree with the objection of the Buyer or with the Buyer's calculations, the Sellers shall, within thirty (30) calendar days after receipt of Buyer's objection, notify the Buyer in writing of such fact.

               (g) Independent Accountants. The disagreement between the Sellers and the Buyer may then be submitted by either party for resolution to Arthur Andersen LLP, or to such other firm of independent certified public accountants of national standing with an office in Milwaukee, Wisconsin and which is not affiliated with the Buyer or either Seller and which firm is agreed to in writing by the Sellers and the Buyer (the "Independent Accountants"). Each of the parties shall furnish, at its own expense, the Independent Accountants and the other parties with such documents and information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with appropriate copies or notification being given to the other party. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Sellers and the Buyer, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants. The Independent Accountants shall determine the proportion of their fees and expenses to be paid by each of the Sellers and the Buyer, based primarily on the degree to which the Independent Accountants have accepted the positions of the respective parties.

               (h) Decision. The Independent Accountants shall promptly render their decision on the question in writing and finalize the Closing Financial Statements and the calculation of the Purchase Price and the Cash Amount. The decision of the Independent
Accountants shall be final and binding on the parties.

               (i) Adjustments. In the event that the Cash Amount as finally determined pursuant to this Section 2.4 of this Agreement ("Adjusted Cash Amount") is less than Sixty-Two Million Four Hundred Thousand and 00/100 Dollars ($62,400,000.00), the difference shall be paid to Buyer from the Escrow Deposit as set forth in the Escrow Agreement; provided, however, if the difference between the Cash Amount and the Adjusted Cash Amount is greater than Eight Million Four Hundred Thousand and 00/100 Dollars ($8,400,000.00), then only such amount of the difference shall be distributed to Buyer from the Escrow Deposit and the balance of the difference shall be paid to Buyer by the Sellers.

               (j) Access to Buyer's Records. During the period contemplated by this Section 2.4 of this Agreement, Sellers shall have complete access to the relevant Records of the Buyer during normal business hours for purposes of the matters covered by said Section 2.4.


                             ARTICLE III
                           OTHER AGREEMENTS

               3.1  Access and Cooperation.

               (a) Access. Upon reasonable notice, the Sellers shall afford to the officers, employees, accountants, legal counsel and other representatives of the Buyer full access to all of the properties, books, contracts, commitments and records of the Sellers. Buyer shall not unreasonably interfere with, and shall respect the privacy of, Sellers' employees.

               (b) Confidentiality Agreement. The Buyer and the Sellers agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that, at the Effective Time of Closing, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

               3.2  Disclosure Schedule.

               (a) Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, the Sellers are delivering to the Buyer the Disclosure Schedule, which is accompanied by a certificate signed by the President of SerVend and the General Partner of Fischer, stating that the Disclosure Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Sellers contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedule.

               (b) Updates. Prior to the Closing Date, the Sellers shall update the Disclosure Schedule on a weekly basis by written notice to the Buyer to reflect any matters (i) which exist on the date of this Agreement but which were not previously included, and (ii) which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule. If requested by the Buyer, the Sellers shall meet and discuss with the Buyer any change in the Disclosure Schedule made by the Sellers which is, in the reasonable judgment of the Buyer, has a Material Adverse Effect (a "Disclosure Schedule Change"). If the parties cannot resolve any differences regarding a Disclosure Schedule Change within a reasonable period of time (not to exceed ten (10) calendar days) the Buyer may terminate this Agreement.

               3.3 Duties Concerning Representations. Each party to this Agreement shall: (a) to the extent within its control, use reasonable efforts to cause all of its representations and warranties contained in Articles IV and V of this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; (b) use reasonable efforts, not to include payments to third parties, to obtain any third party consents or approvals required by this Agreement; and (c) use reasonable efforts to cause all of the conditions precedent set forth in Articles VII and VIII of this Agreement to be satisfied.

               3.4 Deliveries of Information; Consultation. From time to time prior to the Closing Date:

               (a) Deliveries by the Sellers. The Sellers shall furnish promptly to the Buyer: (i) the monthly consolidated financial statements of the Sellers (as prepared by the Sellers in accordance with their normal accounting procedures) promptly after such financial statements are available; (ii) a summary of any action taken by either Seller's shareholders or Board of Directors, or any committee thereof; and (iii) all other information concerning the operations, properties and personnel of the Sellers as the Buyer may reasonably request.

               (b) Consultation. The Sellers shall confer and consult with representatives of the Buyer on a regular and frequent basis to report on operational matters of the Sellers and the general status of ongoing business operations of the Sellers.

               (c) Acquisitions. The Sellers shall notify the Buyer immediately: (i) of any Acquisition Proposal; (ii) of any inquiry received from any Person concerning an Acquisition Proposal; (iii) of any request from any Person for confidential information concerning the business of either or both of the Sellers; and (iv) if any Person seeks to initiate or continue any discussions or negotiations with either or both of the Sellers concerning a Competing Transaction or an Acquisition Proposal.

               3.5  Acquisition Proposals.

               (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

               (i) "Acquisition Proposal" shall mean any inquiry, proposal or offer relating to a Competing Transaction; and

               (ii) "Competing Transaction" shall mean any or all of the following, other than the transactions described in this Agreement or any other transaction between the Buyer and the Sellers: (A) a merger, share exchange, consolidation, reorganization, combination or similar transaction which involves or affects either or both of the Sellers; or (B) a sale, transfer or other disposition of all or substantially all of the assets of either or both of the Sellers in a single transaction or a series of related transactions; or (C) a sale, exchange offer or tender offer for, or acquisition by any Person or group of Persons of beneficial ownership of a controlling interest in either or both of the Sellers in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

               (b) Acquisition Proposals. The Sellers shall not, nor shall they permit their respective shareholders, partners, officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained or engaged by that party) to: (i) initiate, solicit, or encourage any inquiries concerning an Acquisition Proposal or a Competing Transaction; (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or a Competing Transaction; or (iii) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (iv) consummate, agree or commit to consummate an Acquisition Proposal or a Competing Transaction.
The Sellers shall immediately cease or cause to be terminated any existing activities, discussions or negotiations with any Person with respect to any of the foregoing activities.

               (c) Fees. In consideration of the substantial expenditures of time, effort and expense undertaken and to be undertaken by the Buyer in connection with the consummation of the transactions contemplated by this Agreement, and notwithstanding any provision to the contrary in this Agreement, Sellers shall pay to Buyer the amount of $2,000,000 upon a termination of this Agreement for any reason if such termination is a result of Sellers' termination in connection with the Closing of any Competing Transaction, or is followed by Sellers entering into, executing, agreeing to or closing any Competing Transaction on or prior to April 30, 1998. In such event, and upon payment of such amount by the Sellers to the Buyer, the Sellers shall have no further liability or obligation of any kind to the Buyer.

               3.6 Public Announcements. Subject to each party's disclosure obligations imposed by Law, the Buyer and the Sellers will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any press release or public statement without the approval of the other parties, which approval shall not be unreasonably withheld. Sellers acknowledge that, as a public company, Buyer is subject to legally required disclosures, which may require Buyer to make one or more public announcements regarding this Agreement on very short notice. Under such circumstances, Buyer will exercise reasonable efforts to comply with the foregoing provisions of this Section 3.6 of this Agreement, but Buyer has the right to proceed with any public announcement without Sellers' prior approval if Buyer is unable to obtain Sellers' approval at a time when Buyer, on the advice of counsel, has made a good faith determination that it is necessary to issue such public statement.

               3.7 Retained Liabilities. Except as otherwise specifically provided for in this Agreement, Buyer is not assuming any liabilities or obligations of Sellers, and Sellers shall pay, perform in accordance with, be bound by and satisfy all of the Retained
Liabilities in the ordinary course of business.

               3.8  Access to Records and Employees.

               (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

               (i) "Buyer Records" shall mean all books, documents and records which are part of the Purchased Assets and relate to the period prior to the Closing Date, including personnel records, accounting records, correspondence, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

               (ii) "Sellers Records" shall mean all books, documents and records owned by the Sellers but which are not included in the Purchased Assets.

               (b) Buyer Records. Until January 1, 2003, the Buyer agrees to permit the Sellers, and their attorneys, accountants, agents and designees, such access to, and right to copy, such Buyer Records as the Sellers may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of the Sellers, shall be performed at the place where the Buyer Records are regularly maintained by the Buyer and shall not unreasonably interfere with the normal business activities of the Buyer. The Buyer shall notify the Sellers if at any time prior to January 1, 2003 it intends to destroy any or all of the Buyer Records and the Sellers shall have the right to review and remove the Buyer Records at the Sellers' expense.

               (c) Seller Records. Until January 1, 2003, the Sellers agree to permit the Buyer, and its attorneys, accountants, agents and designees, such access to, and right to copy, such Sellers Records as the Buyer may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of the Buyer, shall be performed at the place where the Sellers Records are regularly maintained by the Sellers and shall not unreasonably interfere with the normal business activities of the Sellers. The Sellers shall notify the Buyer if at any time prior to January 1, 2003 either Seller intends to destroy any or all of the Sellers Records, and the Buyer shall have the right to review and remove any of the Sellers Records at the Buyer's expense.

               (d) Buyer's Employees. Until January 1, 2003, the Buyer shall afford the Sellers access to those employees of the Buyer who were employees of either Seller prior to the Closing Date. Any such access shall be: (i) at the request of the Sellers; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of the Buyer; and (iii) for any proper business purpose of the Sellers. The Sellers shall pay all reasonable out-of-pocket expenses, excluding wages and salaries, incurred by the Buyer in connection with this Section 3.8(d) of this Agreement.

               3.9 Referrals and Deliveries. After the Closing, the Sellers shall immediately: (a) deliver to the Buyer, in the form received with the addition of any required endorsements by the Sellers, any cash, checks, or other payments received by the Sellers which belong to the Buyer; (b) refer to the Buyer any and all inquiries from customers or suppliers of either Seller or other Persons relating to the business of the Sellers; and (c) deliver to the Buyer all purchase orders received by the Buyer relating to the businesses of the Sellers.

               3.10 Risk Of Loss. All risk of loss and rights to insurance proceeds with respect to the Purchased Assets shall remain with the Sellers until the Effective Time of Closing and, assuming the occurrence of the Closing, shall pass to the Buyer effective as of the Effective Time of Closing.

               3.11 Allocation of Purchase Price. The Purchase Price shall be allocated among the classes of Purchased Assets in accordance with Section 1060 of the Code and substantially as set forth in the Disclosure Schedule. The Buyer and the Sellers shall cooperate with each other in the preparation and filing of IRS Form 8594 in connection with such allocation. Neither the Buyer nor the Sellers shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation of the Purchase Price unless required to do so by applicable Law.

               3.12 Employee Matters.

               (a) Offer. The Buyer shall consider each of the employees of the Sellers for employment following the Effective Time of Closing, and the individual appointed by Buyer as the President of the business and operations being acquired by Buyer from the Sellers shall have the sole discretion to make all hiring decisions with respect to such employees, in accordance with Buyer's standards and policies.

               (b) Termination by Sellers. Immediately prior to the Effective Time of Closing, the Sellers shall terminate the employment of any and all employees of the Sellers who will receive an offer of employment from the Buyer.

               (c) Employee Benefit Plans. The Buyer will, to the extent permitted by applicable Law and the terms of the Existing Plans of the Sellers, assume and continue the Existing Plans with respect to the employees of the Sellers employed by the Buyer after the Effective Time of Closing. In due course, the Buyer, in its sole discretion, will determine whether to maintain and continue such Existing Plans or substitute some or all of such Existing Plans with other plans sponsored and maintained from time to time by the Buyer.

               (d)  Employment Agreements.  Buyer shall offer an
Employment Agreement to each of the twelve employees of the Sellers listed on Appendix 1 attached to the Form of Employment and Noncompetition Agreement attached as Exhibit 4 to this Agreement.

               3.13 Effective Time of Closing. The parties agree that the transactions described in this Agreement shall be deemed effective as of 11:59 P.M., Central Time, on the Closing Date (the "Effective Time of Closing").

               3.14 Change of Name. On the Closing Date, SerVend shall deliver such documentation for filing by the Buyer as is necessary to change SerVend's corporate name to a name that does not include the word "SerVend" in any fashion.

               3.15 Intention. It is the intention of the parties that the Purchased Assets shall include all of the tangible and intangible assets owned by the Sellers and used in or necessary for the operation of the respective businesses of the Sellers on the date of this Agreement and as of the Closing Date excepting therefrom only the Retained Assets.

               3.16 Nonassignable Contracts and Existing Permits. To the extent that the assignment of any Purchased Contract or Existing Permit to the Buyer pursuant to this Agreement shall require the consent of any other Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of such Purchased Contract or Existing Permit.
The Sellers shall use their best efforts (without paying money) and the Buyer shall cooperate where appropriate to obtain any consent necessary to any such assignment. If any such consent is not obtained, the Sellers shall cooperate with the Buyer in any reasonable arrangement requested by the Buyer designed to provide for the Buyer the benefit, monetary or otherwise, of any such Purchased Contract or Existing Permit including enforcement of any and all rights of the Sellers against the other party thereto arising out of breach or cancellation by such other party or otherwise.

               3.17 Bulk Sales Law. The parties agree that any applicable Bulk Sales Law need not be complied with in connection with the transactions contemplated by this Agreement, but may be complied with in the discretion of the relevant party.

               3.18 Real Property.

               (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                    (i) "Survey" shall mean a certified survey map prepared by a registered land surveyor selected by the Buyer which shall be sufficient to enable the Title Company to eliminate all survey exceptions relating to the surveyed Real Property other than Permitted Liens and shall include those matters required to be included on a land survey in accordance with the minimum standards and detail requirements for land title surveys as jointly established and adopted by the American Land Title Association and the American Congress of Surveying and Mapping according to the 1992 Standards for an Urban Survey and showing the following items (whether covered by the minimum standard and detail requirements specified above or not):
(A) all courses and distances of the boundaries and the legal description of the surveyed Real Property ; (B) the location and dimensions of all improvements and their relation to lot lines and set back and building line requirements (whether such requirements are imposed by Law or Lien); (C) the location of all rights of way, water courses and easements of record, whether above or (if possible) under the ground; (D) any encroachments by the buildings, structures or other improvements located on the surveyed Real Property over lot lines, building lines, easements, roadways, rights of way or other real property interests in the adjoining lands; and (E) any encroachments by buildings, structures or other improvements located on adjoining properties onto the surveyed Real Property.

                    (ii) "Title Commitments" shall mean binding commitments issued by the Title Company for the issuance of 1970 Form B American Land Title Association owners form of title insurance policies with extended coverage, insuring the title in each parcel of the Real Property to be in accordance with the terms of this Agreement, subject only to Permitted Liens, and including all endorsements requested by Buyer.

                    (iii) "Title Company" shall mean Chicago Title Insurance Company or such other title insurance company which may be selected by the Buyer.

               (b) Exceptions. In the event Buyer elects to obtain Title Commitments or Surveys with respect to the Real Estate, then, at least ten (10) calendar days prior to the Closing Date, the Buyer shall: (i) cause the Title Company to deliver to the Sellers the Title Commitments, together with copies of all recorded documents affecting the Real Property; and (ii) deliver to the Sellers a Survey of each parcel of the Real Property. If the Title Commitments or the Surveys disclose the existence of a Lien which is not a Permitted Lien, the Sellers shall, at their election, take any of the following actions:
(i) remove or cure such Lien on or prior to the Closing Date; (ii) pay to the Buyer an amount agreed to by the Buyer and the Sellers as fair compensation for the fact that such Lien exists; or (iii) enable the Title Company to expressly insure over such Lien by an endorsement satisfactory in form and substance to the Buyer and its counsel.

               (c) Expenses. The Buyer shall be responsible for the costs, expenses and premiums for the Surveys, the Title Commitments and the title insurance policies issued pursuant to the Title
Commitments.

               3.19 Noncompetition.

               (a) Noncompetition of Sellers. The Sellers jointly and severally agree that, if the transactions contemplated by this Agreement are consummated, they will not, directly or indirectly for the period of five (5) years from and after the Closing Date, in the United States of America and such other countries in which either Seller has sold products in the two (2) year period immediately preceding the Closing Date, own, manage, operate, control, participate in, consult with, or be connected in any manner with, the operation, ownership, management or control of any enterprise engaged in the business of, or any business similar to, designing, manufacturing, selling and distributing any ice dispenser, beverage dispenser, ice/beverage dispenser, beverage dispenser valves or ice machines or any other ice or beverage related equipment whether refrigerated by ice or other means.

               (b)  Exception.  Notwithstanding the provisions of
Section 3.19(a) of this Agreement, the Sellers shall not be prohibited from owning or acquiring securities of any corporation or other business enterprise that may be engaged in activities described in the foregoing, provided that: (i) no affiliate of such Sellers is an officer, director or employee of, or consultant to, such corporation or business enterprise; (ii) such securities are held by such Seller for investment purposes only and represent less than five percent (5%) of the total equity interests of such corporation or business enterprise; and (iii) such securities are listed on a national securities exchange or are regularly quoted in the over the counter market by one or more members of the National Association of Securities Dealers.

               (c) Noncompetition of Shareholders. At the Closing, each of the Shareholders will enter into a Noncompetition Agreement with Buyer.

               3.20 Termination Fee. In consideration of the substantial expenditures of time, effort and expense undertaken and to be undertaken by the Sellers in connection with the transactions described in this Agreement, and notwithstanding anything to the contrary in this Agreement, the Buyer shall pay to the Sellers the amount of $1,000,000 upon a termination of this Agreement by the Buyer other than a termination pursuant to Section 11.1 of this Agreement. In such event, and upon payment of such amount by the Buyer to the Sellers, the Buyer shall have no further liability or obligation of any kind to the Sellers, except for their obligations under the Confidentiality Agreement.

               3.21 HSR Act.  The Buyer and the Sellers shall each:
(a) file within five (5) business days after the execution of this Agreement with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission the pre-merger notifications required by the HSR Act from such party, requesting early termination of the waiting periods thereunder; (b) promptly respond to inquiries to such party from such Persons in connection with such filings; and (c) cooperate fully with one another in the preparation of such filings and responses.

               3.22 Ice Transport System.

               (a) Pursuant to this Agreement, Buyer is acquiring an Existing Contract dated as of September 26, 1997 between SerVend and William G. Lancaster entitled Ice Transportation Assignment Agreement (the "Lancaster IT Agreement"), and Buyer is assuming SerVend's obligations under the Lancaster IT Agreement.

               (b) For purposes of this Section 3.22 the following terms shall have the meanings specified:

                    (i) "Covered Ice Transportation System" shall mean an Ice Transportation System with respect to which the Buyer is obligated to pay to Mr. William G. Lancaster a fee under the terms of the Lancaster IT Agreement.

                    (ii) "Ice Transportation System" shall mean devices and processes for transferring ice, including all components that facilitate and control the transfer of ice, such as augers, pumps, bulk dispensers/bins, ice flow regulators, sizers, agitators, diverters, controllers, piping and insulation, but not including cubers or other icemaking equipment from which ice may be carried or the binds or dispensers to which ice may be carried, by the Ice Transportation System.

                    (iii) "IT Patent" shall mean any patent or other similar intellectual property protection applied for in or issued by any country for any invention relating to Covered Ice
Transportation Systems.

                    (iv) "Net Sales Price" shall mean Buyer's invoice price for Covered Ice Transportation Systems, FOB factory, after deduction of regular trade and quantity discounts, but before deduction of any other items, including but not limited to freight allowances, cash discounts and agents' commissions. Where Covered Ice Transportation Systems are not sold but are otherwise placed in service, the "Net Sales Price" of such products for the purpose of computing fees shall be the selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by Buyer or, if not offered for sale by Buyer, are offered for sale by other manufacturers. In the event any Covered Ice Transportation System shall be sold for purposes of resale either (1) to a corporation, firm or association which, or an individual who, owns a controlling interest in Buyer by stock ownership or otherwise or (2) to a corporation, firm or association in which Buyer owns a controlling interest by stock ownership or otherwise, the fees to be paid in respect to such Covered Ice Transportation System shall be computed upon the net selling price at which the purchaser for resale sell such Covered Ice Transportation System, rather than upon the Net Sales of Buyer.

               (c) Buyer shall pay to Sellers a fee equal to five percent (5%) of the Net Sales Price of Covered Ice Transportation Systems as they may be developed, improved or modified for commercialization by Buyer; provided that the fee shall be paid: (1) only to the extent that, after payment of the fee and payment of royalties to Lancaster under the Lancaster IT Agreement, Buyer's gross margin shall equal thirty percent (30%), as calculated annually by the Buyer's audit firm in accordance with GAAP, and (2) only when the commercial Ice Transportation System is economic-value-added ("EVA") positive as calculated by Buyer.

               (d) The fee as set forth in Section 3.22(c) shall be paid for on sales of Covered Ice Transportation Systems consummated during the fifteen-year period following the Closing Date.

               (e) The fee payments under this Section 3.22 shall be made within fifty (50) days after the end of each calendar year to a single Person as designated from time to time in writing by Sellers. Buyer shall at the same time make a report to Sellers showing the fee due to Sellers and setting forth all necessary information and fee calculations, including the Net Sales Price base and the determination of any fee percentage less than five percent (5%). This report shall accompany the payment of the annual fee.

               (f) At the option of Sellers, the fee reported and paid to them by Buyer shall be subject to verification annually by a firm of independent certified public accountants designated by Sellers. The cost of verification, whether by inspection, examination, audit or otherwise, shall be borne by the Sellers unless such inspection, examination, audit or other verification reflects under reporting of five percent (5%) or more in the number of units reported or underpayment of five percent (5%) or more in the fee accrued or paid. In the event of such discrepancy, all costs of the verification shall be paid by Buyer. Sellers shall have access to all information gathered by the accountants with the exception of customer identifications, and all such information shall be confidential and shall be used solely for the purposes of verifying the fee to be paid under this section.

               (h) Buyer will provide and expend in calendar 1998 research and development funds for Covered Ice Transportation Systems totaling $291,000. Thereafter, the provision of further research and development funds and any decision to commercialize a Covered Ice Transportation System shall be at the sole discretion of Buyer. Nothing in this Agreement shall be deemed to require Buyer to pursue commercialization of Covered Ice Transportation Systems or, if it elects to proceed with such commercialization, to engage in any marketing, advertising or distribution plans or programs, or to make any minimum number of sales of Covered Ice Transportation Systems. Sellers acknowledge and agree that Buyer is free at any time after December 31, 1998 to discontinue any such efforts and pursuits as it determines in its sole discretion, and its decision to do so shall not be the basis for any claim by Sellers.

               3.23 Distributor Contract Matters. The parties acknowledge and understand that, in connection with the termination of the Distributor Contracts that will occur as a result of the transactions contemplated by this Agreement, Sellers may incur certain costs and expenses including, without limitation, repurchases of inventory and other payments that the Sellers may be required to make to the other parties to such Distributor Contracts. Notwithstanding that the Distributor Contracts constitute Retained Assets and obligations arising thereunder from and after the Effective Time of Closing constitute Retained Liabilities, it is the intention of the parties that the Buyer will pay such costs and expenses without regard to the provisions of Article IX. Accordingly, the Buyer agrees that, promptly upon receipt of notice from the Sellers of the nature and amount of any such costs and expenses reasonably incurred by Sellers, Buyer promptly will reimburse Sellers for the amount thereof.





                              ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            Each of the Sellers hereby jointly and severally represents and warrants to the Buyer that:

               4.1  Organization; Business.

               (a)  Organization; Qualification.

                    (i) SerVend is a corporation duly and validly organized and existing and in current status under the Laws of the Commonwealth of Kentucky. The Disclosure Schedule includes a list of all Persons who are holders of capital stock, options, warrants or other equity interests in SerVend.

                    (ii) Fischer is a limited partnership duly and validly organized and existing and in current status under the laws of the Commonwealth of Kentucky. The Disclosure Schedule includes a list of all Persons who are partners or holders of any other equity interests in Fischer.

                    (iii) Each of the Sellers is duly qualified to do business as a foreign corporation or partnership and is in good standing in all jurisdictions in which either the ownership or use of the Purchased Assets or the operation of the business of that Seller requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Disclosure Schedule contains a list of all states and foreign jurisdictions where each of the Sellers is so qualified.

               (b) Power. Each of the Sellers has the full corporate or partnership power and authority and all franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to carry on the business of that Seller as it is now conducted, to own, lease and operate the Purchased Assets and to perform all of its obligations under the Purchased Contracts.

               (c) Properties. Each of the Sellers owns or has the right to use all property, real or personal, tangible or intangible, which is necessary for the operation of its respective business as currently conducted.

               4.2  Authorization; Enforceability.

               (a) SerVend. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by SerVend are within the corporate power of SerVend and have been duly authorized by all necessary corporate action by SerVend.

               (b) Fischer. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Fischer are within the partnership power of Fischer and have been duly authorized by all necessary partnership action by Fischer.

               (c) Enforceability. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Sellers will be, when executed and delivered by the Sellers, the legal, valid and binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

               4.3  No Violation or Conflict.

               (a) No Violation. The execution, delivery and performance of this Agreement by the Sellers do not and will not, directly or indirectly (with or without notice or lapse of time):

                    (i) contravene, conflict with or violate any Law, the Articles of Incorporation or Bylaws of SerVend or the Limited
Partnership Agreement of Fischer;

                    (ii) give any governmental body or any other
Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any judgment, order or decree to which either of the Sellers or any of the Purchased Assets may be subject;

                    (iii) contravene, conflict with, violate or breach any provision, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract;

                    (iv) result in the imposition or creation of any Lien upon or with respect to the Purchased Assets; or

                    (v)  except as disclosed on the Disclosure
Schedule, disrupt or impair any business relationship with any supplier, customer, distributor, sales representative or employee of either Seller so as to cause a Material Adverse Effect.

               (b) Consents. Except as set forth in the Disclosure Schedule and the IRBs, neither Seller is or will be required to give any notice or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby, except where the failure to do so would have a Material Adverse Effect.

               4.4  Financial Information; Books and Records.

               (a) Financial Statements. The Sellers have delivered to Buyer all of the Financial Information. The financial statements (and notes where applicable) which are part of the Financial Information are accurate and complete in all material respects and fairly present the consolidated financial condition and the consolidated results of operations of the Sellers as at the respective dates of and for the periods referred to therein, all in accordance with generally accepted accounting principles applied on a consistent basis throughout all periods, subject, in the case of the interim financial statements, to: (i) normal year-end and audit adjustments and any other adjustments described therein (the effect of which will not, on a consolidated basis, be materially adverse); and (ii) the absence of footnotes thereto (that, if presented would not differ materially from those included in the most recent audited balance sheet).

               (b) Corporate and Partnership Books. The books of account, minute books, and other records of the Sellers, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

               (c) Accounting Books. The accounting books and records of the Sellers: (i) are correct and complete in all material respects; (ii) are maintained in a manner consistent with past practice; (iii) have recorded therein all the properties and assets and liabilities of the Sellers; and (iv) reflect all transactions entered into by the Sellers or to which either or both of the Sellers is a party.

               (d) Bank Accounts. The Disclosure Schedule sets forth the name of each bank in which either or both of the Sellers has an account or safe deposit box or with which either or both of the Sellers has an arrangement for safekeeping.

               4.5  Assets.

               (a) Title. The Sellers own good and valid title to all of the Purchased Assets, free and clear of any and all Liens except: (a) the Existing Liens on the date of this Agreement; and (b)
the Permitted Liens on the Closing Date.   Sellers are in sole
possession of, and have sole control of, the Purchased Assets. All of the tangible Purchased Assets are physically located on the Real Property. Except as set forth on the Disclosure Schedule, none of the Purchased Assets is leased, rented, licensed or otherwise not owned by Sellers.

               (b) All Assets. The Purchased Assets include all assets of the Sellers which are used in or necessary for the operation of the businesses of the Sellers as presently conducted, excepting therefrom only the Retained Assets.

               (c) Buildings and Equipment. The Buildings and Equipment, taken as a whole, are in good operating condition and repair and are adequate for the uses for which they are being put, normal wear and tear excepted. No such asset is in need of maintenance or repair, except for routine maintenance and repairs that are not material in nature or cost.

               (d) Inventory. Except to the extent of specific reserves for obsolete or slow moving Inventory reflected in the Financial Information, the Inventory is current, merchantable, usable and salable at normal prices and discounts in the ordinary course of business, and is at a level consistent with the normal practices of the respective businesses of the Sellers.

               (e) Investments. Except for the Existing Investments, neither Seller owns, or has any right or obligation to acquire, any Investment.

               (f) Accounts. All of the Accounts have arisen from bona fide transactions by the Sellers in the ordinary course of business and, to the extent not previously collected, are fully collectible in the ordinary course of business in accordance with their terms, except to the extent of specific reserves for uncollectible Accounts reflected in the Financial Information. None of the Accounts is or will be at the Effective Time of Closing subject to any counterclaim or set off.

               4.6 Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, neither Seller has guaranteed or become a surety for or is otherwise contingently liable for the obligations of any other Person. Neither Seller has any liabilities, obligations or indebtedness of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), other than those which:
(a) are reflected, reserved against or disclosed in the financial statements which are a part of the Financial Information or in the Disclosure Schedule; or (b) arose or were incurred in the ordinary course of business since July 31, 1997 and which are consistent in amount and character with past practices and are not required to be disclosed pursuant to this Agreement or the Disclosure Schedule.

               4.7  Taxes.

               (a) Tax Returns. Sellers have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. Sellers have delivered to Buyer copies of all such income tax and other material tax returns which have been filed since December 31, 1993. All such tax returns are true, complete and correct.

               (b) Payment of Taxes. Sellers have paid or made provision for all federal, state, local, foreign or other governmental charges (except for any sales tax obligation arising from the transactions described in this Agreement) that may or could follow the Purchased Assets or otherwise affect Buyer after the consummation of the transactions contemplated in this Agreement.

               (c) Tax Liens. There are no tax Liens upon any of the Purchased Assets, except for Liens for current taxes not yet due and payable.

               (d) Withholding. Each Seller has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons, and all Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

               4.8 Absence of Certain Changes. Since July 31, 1997, and except as disclosed in the Disclosure Schedule, there has not been any:

               (a) change in the financial condition, properties, liabilities, business, results of operations or prospects of either or both of the Sellers, such as would have a Material Adverse Effect;

               (b) damage, destruction or loss which has had a Material Adverse Effect (whether or not covered by insurance); or

               (c) transactions by either or both of the Sellers outside the ordinary course of business, except for the transactions contemplated by this Agreement.

               4.9  Existing Plans.

               (a)  Existing Plans.  The Disclosure Schedule contains
a complete and accurate list of all Existing Plans.   Except for the
Existing Plans, neither Seller maintains, nor is it bound by, any Employee Benefit Plan. All of the Existing Plans are and at all times have been in compliance (or have been brought into compliance) in all respects with all applicable Laws including ERISA. Based upon the September 16, 1996 letter from the Internal Revenue Service included in the Disclosure Schedule, all of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code, and there are no facts which would adversely affect the qualified status of any of the Existing Plans.

               (b)  ERISA.  There is no accumulated funding
deficiency, within the meaning of ERISA or the Code, in connection with the Existing Plans or any other benefit plan sponsored by either or both of the Sellers or any affiliate of either of the Sellers, as determined under Sections 414(b), (c), (m) or (o) of the Code (herein referred to as an "ERISA Affiliate"), and no reportable event, as defined in ERISA, has occurred in connection with such Plans. The Existing Plans have not, nor has any trustee or administrator of the Existing Plans, engaged in any prohibited transaction as defined in
Section 406 of ERISA or Section 4975 of the Code. Neither Seller nor any ERISA Affiliate is contributing to, nor has either Seller or any ERISA Affiliate ever contributed to, any multi-employer plan, as defined in ERISA.

               (c) Terminated Plans. The Disclosure Schedule describes any Employee Benefits Plan that has been terminated and the status of such Plans, the distribution or retention of monies with respect to said Plans, and any further obligations of the Plans or either Seller in connection therewith. Any past Employee Benefit Plan that has been terminated was done so in full compliance with all applicable Laws. There is no basis for further liability or obligation of Sellers pursuant to any past Employee Benefit Plan sponsored by either Seller or an ERISA Affiliate.

               (d) Assumed Benefit Plans. Each Existing Plan to be assumed by Buyer in connection with the acquisition (hereinafter referred to as an "Assumed Benefit Plan") is identified as such on the Disclosure Schedule. With respect to each Assumed Benefit Plan:

                    (i)  The funds available under each Assumed
Benefit Plan which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid, if such Assumed Benefit Plan were terminated as of the Closing Date.

                    (ii) Any Assumed Benefit Plan that is intended to qualify under Section 401(a) of the Code meets in all material respects all requirements for qualification under Section 401(a) of the Code and the regulations thereunder, and Seller has provided Buyer with a copy of the most recent favorable determination letter issued by the Internal Revenue Service concerning the Plan's qualification. Each such Assumed Benefit Plan has been administered in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder and no matter exists which would adversely affect the qualified tax-exempt status of such Assumed Benefit Plan and any related trust.

                    (iii) Except as disclosed on the Disclosure Schedule, with respect to each Assumed Benefit Plan, all reports and information relating to each such Assumed Benefit Plan required to be filed with any governmental entity have been accurately and timely filed; all reports and information relating to each such Assumed Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; each trust related to any Assumed Benefit Plan which is a voluntary employee beneficiary association pursuant to Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its tax-exempt status, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; there exist no restrictions on Buyer's right to terminate or decrease prospectively the level of benefits under any Assumed Benefit Plan after the Closing Date without liability to any employee or former employee of either Seller; to the Knowledge of Sellers, no event has occurred or circumstance exists that could result in a material increase in premium costs of any Assumed Benefit Plan that is insured or a material increase in benefit costs of any Assumed Benefit Plan that is self-insured; to the Knowledge of Sellers, no fiduciary of an Assumed Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Assumed Benefit Plan.

                    (iv) There has been delivered to Buyer, with respect to each Assumed Benefit Plan the following: a copy of the annual report (if required under ERISA) with respect to each such Assumed Benefit Plan for the last three years (including all schedules and attachments); a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Assumed Benefit Plan; all material employee communications relating to such Assumed Benefit Plan; a true and complete copy of such Assumed Benefit Plan; all trust agreements, insurance contracts, accounts or other documents which establish the funding vehicle for any Assumed Benefit Plan and the latest financial statements thereof; any investment management agreements, administrative services contracts, or other agreements and documents relating to the ongoing administration and investment of any Assumed Benefit Plan.

                    (v) With respect to each such Assumed Benefit Plan for which an annual report has been filed and delivered to Buyer, no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                    (vi) There are no actions, suits, proceedings, investigations or hearings pending with respect to any Assumed Benefit Plan, or to the Sellers' Knowledge any claims (other than claims for benefits arising in the ordinary course of an Assumed Benefit Plan) threatened against or with respect to any Assumed Benefit Plan or any fiduciary or assets thereof, and, to the Knowledge of Sellers, there are no facts which could reasonably give rise to any such actions, suits, proceedings, investigations, hearings or claims.

               4.10 Compliance with Law.

               (a) Operations. The present and past operation of the businesses of the Sellers and the Purchased Assets is and has been in compliance with all Existing Permits and Laws. To the Knowledge of Sellers, neither Seller is currently the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any federal, state, local or other governmental agency.

               (b) Events. No event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by either or both of the Sellers of, or a failure on the part of either or both of the Sellers to comply with, any Existing Permit or Law; or (ii) may give rise to any obligation on the part of either or both of the Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (c)  Existing Permits.  The Disclosure Schedule
contains a complete and accurate list of each Existing Permit.   Each
Existing Permit is valid and in full force and effect, and such Existing Permits collectively constitute all of the permits, licenses, approvals, qualifications, permissions or authorizations necessary to permit the Sellers to lawfully conduct and operate their respective businesses in the manner currently conducted and to permit the Sellers to own and use the Purchased Assets in the manner in which they currently own and use such assets.

               4.11 Litigation.  Except for the Existing Litigation:
(a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Sellers, proposed or threatened, against or relating to the Sellers or the Purchased Assets, nor is there any basis known to the Sellers for any such action; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of Sellers, proposed or threatened, against the Sellers by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement. Sellers have delivered to Buyer copies of all pleadings, correspondence and other documents relating to the Existing Litigation.

               4.12 Existing Contracts. The Disclosure Schedule contains a complete and accurate list of, and Sellers have delivered to Buyer true and complete copies of, the Existing Contracts. The Existing Contracts are the only Contracts to which either Seller is a party or by which either Seller is bound which:

               (a) involves the performance of services or delivery of goods or materials by either Seller of an amount or value in excess of $25,000 in any 12-month period;

               (b) involves the performance of services or delivery of goods or materials to either Seller of an amount or value in excess of $25,000 in any 12-month period;

               (c) was not entered into in the ordinary course of business and involves expenditures or receipts of either Seller in excess of $25,000 in any 12-month period;

               (d) is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

               (e) is a licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intangible Assets;

               (f) is a joint venture, partnership or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by either Seller with any other Person;

               (g) contains covenants that in any way purport to restrict the business activity of either Seller or limit the freedom of either Seller to engage in any line of business or to compete with any Person or otherwise restricts the right of either Seller to use or disclose any information in its possession;

               (h) provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (i) is a power of attorney that is currently effective and outstanding;

               (j) was entered into other than in the ordinary course of business and contains or provides for an express undertaking by either Seller to be responsible for consequential damages;

               (k) is a Contract for capital expenditures in excess of $10,000;

               (l) is a warranty, guaranty or other similar undertaking with respect to contractual performance extended by either Seller other than in the ordinary course of business;

               (m)  is a union labor contract;

               (n) is a management, consulting, employment, personal service, agency or other contract or contracts providing for employment or rendition of services and which: (i) is in writing; or
(ii) creates other than an at will employment relationship; or (iii) provides for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation; or (iv) contains any termination or severance pay obligations or liabilities;

               (o) is an agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous byproduct;

               (p) is an agreement with either Seller or any subsidiary or affiliate thereof, or with any director, officer, employee or shareholder of either Seller or any subsidiary or affiliate thereof;

               (q)  is an agreement with any agent, dealer,
distributor, sales representative or manufacturer's representative for any of the products of either Seller;

               (r) is any other agreement which: (A) involves an amount in excess of $10,000; or (B) is not in the ordinary course of business;

               (s) is an agreement, note or other evidence of any Indebtedness of either Seller; and

               (t) is any other written or unwritten agreement that is material, either in amount or significance, to the ongoing operation of either Seller.

               4.13 Performance of Contracts. Each Purchased Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth on the Disclosure Schedule:

               (a) each Seller is in material compliance with all applicable terms and requirements of each Purchased Contract under which that Seller has or had any obligation or liability or by which that Seller or any of the Purchased Assets is or was bound;

               (b) each other Person that has or had any obligation or liability under any Purchased Contract under which either Seller has or had any rights is, to the Knowledge of Sellers, in compliance with all applicable terms and requirements of such Purchased Contract;

               (c) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give either Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Purchased Contract;

               (d) neither Seller has given to or received from any other Person, at any time since July 31, 1997, any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any Purchased Contract; and

               (e) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to either Seller under current or completed Purchased Contracts with any Person other than in the ordinary course of business and, to the Knowledge of Sellers, no such Person has made written demand for such renegotiation.

               4.14 Existing Insurance Policies.

               (a) Deliveries. Sellers have delivered to Buyer true and complete copies of the Existing Insurance Policies, all pending applications for an insurance policy to cover the Purchased Assets and any statement by the auditor of Sellers' financial statements with regard to the adequacy of the insurance coverage provided by the Existing Insurance Policies.

               (b) Existing Insurance Policies. The Existing Insurance Policies: (i) are valid, outstanding and enforceable; (ii) taken together, provide adequate insurance coverage for the Purchased Assets for all risks normally insured against by a Person carrying on the same business as either Seller; and (iii) are sufficient for compliance with all Laws, the Existing Permits and the Contracts.

               (c) Losses. The Disclosure Schedule sets forth, by year, for the current policy year and each of the two preceding policy years in respect of each policy for liability, property or casualty:
(i) a summary of loss experience under each policy; (ii) statement describing each claim under each policy for an amount in excess of $10,000; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

               (d) Cancellation. Sellers have not received: (i) any refusal of coverage or notice that a defense will not be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

               4.15 Environmental Protection.

               (a)  Definitions.  As used in this Agreement:

                    (i) "Environmental Claim" shall mean any and all administra tive, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by Sellers; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

                    (ii) "Environmental Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or ever has been prohibited, limited or regulated by any governmental authority.

                    (iii) "Environmental Laws" shall mean all federal, state, local or foreign statutes, Laws, rules, ordinances, codes, policy, rule of common law, regulations, judgments, and orders relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

                    (iv) "Environmental Permits" shall mean all environmental, health and safety permits and governmental authorizations.

                    (v)  "Environmental Release" shall mean any
release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

               (b) Compliance. Except as described on the Disclosure Schedule, each Seller: (i) is in compliance with all applicable
Environmental Laws; and (ii) has not received any communication
(written or oral) that alleges that the Sellers are not or were not in compliance with applicable Environmental Laws.

               (c) Environmental Permits. Except as described on the Disclosure Schedule, each Seller has obtained all Environmental
Permits necessary for its operations, and all such permits are in good standing and each Seller is in compliance with all terms and conditions of such Environmental Permits.

               (d) Environmental Claims. Except as described on the Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of Sellers, threatened, against the Sellers or the Purchased Assets or against any Person whose liability for any Environmental Claim either Seller has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operation which either Seller owns, leases or operates, nor, to the Knowledge of Sellers, is there any basis for any such Environmental Claim.

               (e) Environmental Releases. Except as described on the Disclosure Schedule, there have been no Environmental Releases of any Environmental Hazardous Material by either Seller or any employee or agent of either Seller, or by any Person on real property owned, used, leased or operated by either Seller.

               (f) CERCLA. Except as described on the Disclosure Schedule, none of the Real Property is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and Sellers have not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

               (g) Off Site Locations. Except as described on the Disclosure Schedule, no off-site location at which either Seller has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and Sellers have not received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

               (h) Environmental Hazardous Materials. Except as described on the Disclosure Schedule, there is not and has not been any Environmental Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Real Property, except for quantities of any such Environmental Hazardous Materials stored or otherwise held on, under or about the Real Property in substantial compliance with all Environmental Laws and intended to be used in the operation of the businesses of the Sellers.

               (i) Tanks. Except as described on the Disclosure Schedule, there is not now and has not been in the past any underground or above-ground storage tank or pipeline on the Real Property, and there has been no Environmental Release from or rupture of any such tank or pipeline, including, without limitation, any Environmental Release from or in connection with the filling or emptying of such tank.

               4.16 Labor Matters.

               (a) Employees. The Disclosure Schedule sets forth a complete and accurate list of the following information for each employee of the Sellers, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Existing Plans.

               (b) Proprietary Rights. Except as set forth on the Disclosure Schedule, no employee of either Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and either Seller or any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect: (i) the performance of that Person's duties as an employee of either Seller; or (ii) the ability of the Buyer to conduct its business. Except as disclosed on the Disclosure Schedule, to the Knowledge of Sellers, no officer or other key employee of either Seller intends to terminate employment with Sellers prior to the Closing or with Buyer following the Closing.

               (c) Strikes; etc. There has not been, there is not presently pending or existing, and, to the Knowledge of Sellers, there is not threatened: (i) any strike, slowdown, picketing, work stoppage, or employee grievance process; (ii) any charge, grievance, proceeding or other claim against or affecting either Seller relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting either Seller; or (iii) any application for certification of a collective bargaining agent.

               (d) Events. To the Knowledge of Sellers, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees of either Seller by Sellers, and no such action is contemplated by Sellers.

               (e) Compliance. The Sellers currently are in compliance with all Laws relating to equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.

               (f) Claims. There is no present or former employee of either Seller who has any claim against either Seller (whether under Law, under any employee agreement or otherwise) on account of or for:
(i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement.

               (g) Unemployment Compensation. Each Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments and such accounts have positive balances.

               4.17 Brokers. Neither Seller has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

               4.18 Governmental Approvals. Except for the requisite notices and filings by the Sellers under the HSR Act, and except for approvals that may need to be obtained in connection with the IRB Assignments, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Sellers.

               4.19 Disclosure. Sellers have furnished to Buyer complete and accurate copies of all documents and information requested by Buyer. No statement of fact by the Sellers contained in this Agreement or the Disclosure Schedule (including any supplement thereto) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

               4.20 Intangible Assets.

               (a) Disclosure Schedule. The Disclosure Schedule contains a complete and accurate list and brief description or other identification of all patents, patent applications, registered trademarks, trademark applications, registered service marks, and service mark applications owned or held by either or both of the Sellers, and all licenses pursuant to which either Seller authorizes the use of any of the foregoing by another Person or pursuant to which either or both of the Sellers use a patent, trademark or service mark owned by another Person.

               (b)  Ownership.  The Sellers own the entire right,
title and interest in and to each of the Intangible Assets.   There
are no claims, demands or proceedings pending or, to the Knowledge of Sellers, threatened by any Person contesting or challenging the Sellers' right to use any of the Intangible Assets. There are no patents, trademarks, trade names or copyrights owned by a Person which either Seller is using without license to do so. The Sellers own or possess adequate licenses or other rights to use all patents, trademarks, trade names and copyrights necessary to conduct their respective businesses as now conducted. All patents, patent applications, trademarks, trade names, copyrights and rights to discoveries or inventions (whether or not patentable) owned or held by any employee of either Seller have been duly and effectively transferred to the Sellers.

               (c) Validity; Infringement. Neither Seller infringes on the intellectual property rights of any other Person. To the Knowledge of the Sellers, none of the Intangible Assets is invalid or unenforceable.

               4.21 Product Matters. The Disclosure Schedule describes: (a) any obligation or liability of either Seller in excess of $10,000 which is based upon any express or implied warranty relating to any product produced, sold or shipped by either Seller since January 1, 1995; and (b) any product recall or any other obligation or liability of either Seller which is based upon death, disease or injury to Person or property relating to any product produced, sold or shipped by either Seller since January 1, 1995.

               4.22 Customers. Except for ordinary customer purchasing cycles and fluctuations, since January 1, 1997, there has been no termination, cancellation or material curtailment of the business relationship of either Seller with any customer or group of affiliated customers whose purchases individually or in the aggregate constituted more than five percent (5%) of the consolidated sales of the Sellers for the fiscal year ended on December 31, 1996, nor, to the Knowledge of Sellers, any notice of intent to so materially curtail.

               4.23 Relationships with Related Parties. Except as set forth on the Disclosure Schedule, no shareholder (or any affiliate of any shareholder) of the Sellers has, or since January 1, 1993, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used by the Sellers. No Shareholder (or any affiliate of a Shareholder) is or since January 1, 1993 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has: (a) had material business dealings or a material financial interest in any transaction with either Seller; or (b) engaged in competition with either Seller with respect to any line of the products or services of either Seller (a "Competing Business") in any market presently served by either Seller except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on the Disclosure Schedule, no shareholder (or any affiliate of a shareholder) of the Sellers is a party to any Contract with, or has any claim or right against, Sellers.

               42.4 Real Property.

               (a)  Real Property.  The parcels included in the Real
Property: (i) constitute all real property and improvements owned, leased or used by either Seller; (ii) are not in possession of any adverse possessors; (iii) are not subject to any leases or tenancies of any kind (except for any Existing Contract); (iv) have access to and from a public road or street; (v) are used in a manner which is consistent and permitted by applicable zoning ordinances and other Laws without special use approvals or permits; (vi) are, and have been since the date of possession thereof by the Sellers, in the peaceful possession of the Sellers; (vii) are served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the businesses of the Sellers as presently conducted; (viii) are not located in a flood plain, wetland or similar restricted area such that it would hinder the use of the Real Property in the operation of Sellers' Business as presently conducted; and (ix) require no work or improvements to bring them into compliance with any applicable Law.

               (b) Notices. To the Knowledge of Sellers, there are no: (i) planned or contemplated public improvements which may result in special assessments against the Real Property or which may adversely affect the availability of utility service to the Real Property; or (ii) increases or contemplated increases in the assessed value of the Real Property which would increase the estimated real estate taxes therefor.

               4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV of this Agreement, neither of the Sellers makes any other express or implied representation or warranty and the Sellers hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.


                              ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Sellers that:

               5.1  Organization; Business.  The Buyer is a
corporation duly and validly organized and existing and in current status under the Laws of the State of Wisconsin. Buyer or its subsidiary designated under Section 11.7 of this Agreement, will, by the Closing Date, be qualified as a foreign corporation authorized to transact business in the States of Indiana and Oregon. Subject to the foregoing sentence and Section 3.16 of this Agreement, as of the Closing Date, Buyer, or its subsidiary designated pursuant to Section
11.7 of this Agreement, will have all franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to own, lease and operate the Purchased Assets in pursuit of carrying on the business heretofore conducted by the Sellers.

               5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Buyer and all of the documents and instruments required by this Agreement to be executed and delivered by the Buyer are within the corporate power of the Buyer and have been duly authorized by all necessary corporate action by the Buyer. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Buyer will be, when executed and delivered by the Buyer, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

               5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Buyer do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of the Buyer or any contract or agreement to which the Buyer is a party or by which Buyer is bound.

               5.4 Brokers. Except for fees payable to Dillon, Read & Co., Inc. which shall be the sole responsibility of the Buyer, the Buyer has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

               5.5 Governmental Approvals. Except for the requisite notices and filings by the Buyer under the HSR Act and except for approvals that may need to be obtained in connection with the IRB Assignments, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Buyer.

               5.6 Financial Capacity. Buyer has cash on hand and definite financing commitments sufficient to satisfy all of its obligations under this Agreement.

               5.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of the Buyer nor any subsidiary of the Buyer nor any other Person makes any other express or implied representation or warranty on behalf of the Buyer, and the Buyer hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.




                              ARTICLE VI
               CONDUCT OF BUSINESS PENDING THE CLOSING

          From and after the date of this Agreement and until the Closing Date, each of the Sellers shall:

               6.1 Carry on in Regular Course. Diligently carry on its business in the regular course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

               6.2 Use of Assets. Use, operate, maintain and repair all of the Purchased Assets in a normal business manner consistent with past practices; provided that nothing herein shall obligate, or be interpreted to obligate, Sellers to maintain a Consolidated Net Worth in excess of $8,275,000.00.

               6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Contracts.

               6.4 Existing Insurance Policies. Maintain all of the Existing Insurance Policies in full force and effect.

               6.5 Employment Matters. Not: (a) except as described in the Disclosure Schedule and except for routine increases on employee anniversary dates, grant any increase in the rate of pay of any of the employees of either Seller; (b) institute or amend any Employee Benefit Plan; or (c) enter into or modify any written employment arrangement with any Person.

               6.6 Contracts and Commitments. Not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal practices and not purchase, lease, sell or dispose of any capital asset.

               6.7 Preservation of Relationships. Use its reasonable efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having material business relationships with the Sellers.

               6.8 Compliance with Laws. Comply in all respects with all applicable Laws.

               6.9 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by it.




                             ARTICLE VII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

          Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               7.1 Compliance with Agreement. The Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

               7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer, and the Sellers shall have made available to the Buyer for examination the originals or true and correct copies of all documents the Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

               7.3 No Litigation. No suit, action or other proceeding shall be pending or threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

               7.4 Representations and Warranties of the Sellers. The representations and warranties made by the Sellers in Article IV of this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times.

               7.5 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date: (a) there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has, or reasonably may be expected to have, a Material Adverse Effect; and (b) the Purchased Assets, taken as a whole, shall not have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.

               7.6 Deliveries at Closing. The Sellers shall have delivered to the Buyer the following documents, each dated the Closing Date and properly executed by the Sellers, the Shareholders or counsel for the Sellers or other appropriate party(ies) other than Buyer: (a) the Bill of Sale; (b) the Escrow Agreement; (c) the Sellers Closing Certificate; (d) the Sellers Counsel Opinion; (e) the Employment Agreements; (f) a Noncompetition Agreement from each of the Shareholders; (g) the Deed; (h) the Lease Assignment; (i) all documents required to effect the IRB Assignments; and (j) Articles of Amendment to SerVend's Articles of Incorporation and all other documents necessary to change SerVend's corporate name as described in
Section 3.14 of this Agreement.

               7.7 Senior Loan. The Senior Loan shall have closed and the Buyer shall have received sufficient proceeds thereunder, and shall have anticipated loan availability thereunder, in order to pay the Cash Amount, prepay the Existing Indebtedness (other than the IRBs) and pay the expenses of the Buyer in connection with the transactions described in this Agreement.

               7.8 Other Documents. The Sellers shall have delivered to the Buyer such certificates and documents of officers of the Seller and public officials as shall be reasonably requested by the Buyer to establish the existence of the Sellers and the due authorization of this Agreement and the transactions contemplated by this Agreement by the Sellers.

               7.9 Possession; Instruments of Conveyance. The Sellers shall have delivered to the Buyer: (a) legal title to and legal possession of the Purchased Assets; and (b) such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in the Buyer good and valid title to the Purchased Assets as contemplated by this Agreement.

               7.10 HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

               7.11 Adjusted Cash Amount. Based on information provided by Sellers, the Buyer shall be reasonably certain that the Adjusted Cash Amount will be equal to or greater than Forty-Nine
Million Three Hundred Seventy Thousand and 00/100 Dollars
($49,370,000.00).

               7.12 Buyer's Bankruptcy. The Buyer shall not have made a general assignment for the benefit of its creditors, filed a petition in bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, applied to a court for the appointment of a receiver or custodian for its assets and properties or ceased to function as a going concern.





                             ARTICLE VIII
        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS

          Each and every obligation of the Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               8.1 Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

               8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Sellers, and the Buyer shall have made available to the Sellers for examination the originals or true and correct copies of all documents which the Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

               8.3 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

               8.4 Representations and Warranties of the Buyer. The representations and warranties made by the Buyer in Article V of this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made at such times.

               8.5 Deliveries at Closing. The Buyer shall have delivered to the Sellers the following documents, each dated the Closing Date and properly executed by the Buyer or counsel for the Buyer, as appropriate: (a) the Bill of Sale; (b) the Buyer Closing Certificate; (c) the Buyer Counsel Opinion; and (d) the Escrow Agreement.

               8.6 Other Documents. The Buyer shall have delivered to the Sellers such certificates and documents of officers of the Buyer and of public officials as shall be reasonably requested by the Sellers to establish the existence and good standing of the Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by the Buyer.

               8.7 Delivery of Purchase Price . The Buyer shall have delivered to the Sellers the Purchase Price in accordance with Sections 2.1 and 2.3 of this Agreement.

               8.8 HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

               8.9 Adjusted Cash Amount. The Sellers shall be reasonably certain that the Adjusted Cash Amount will be equal to or greater than Forty-Nine Million Three Hundred Seventy Thousand and 00/100 Dollars ($49,370,000.00).

               8.10 Employment Agreements. Buyer shall have offered the Employment Agreements to certain officers of Sellers as described in Section 3.12(d) of this Agreement.



                              ARTICLE IX
                             INDEMNITIES

               9.1 Sellers' Indemnity. Upon the condition that the Closing be effected, the Sellers hereby jointly and severally indemnify and hold the Buyer harmless from and against, and agree to promptly defend the Buyer from and reimburse the Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding) which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (a) any breach of any of the representations and warranties made by either or both of the Sellers in or pursuant to this Article IV of Agreement;

               (b) any failure by either or both of the Sellers to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by either or both of the Sellers pursuant to this Agreement;

               (c)  the Retained Liabilities;

               (d) the Sellers' ownership, occupation and operation of the Purchased Assets prior to the Effective Time of Closing;

               (e) noncompliance with any applicable Bulk Sales Laws or Plant Closing Laws in connection with the consummation of the transactions described in this Agreement;

               (f) any Environmental Release on the Real Property prior to the Effective Time of Closing or any Environmental Claim relating to the off-site disposal of Environmental Hazardous Materials generated by Sellers on the Real Property prior to the Effective Time of Closing; and

               (g) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d), 9.1(e) or 9.1(f) of this Agreement.

               9.2 Buyer's Indemnity. Upon the condition that the Closing be effected, the Buyer hereby indemnifies and holds the Sellers harmless from and against, and agrees to promptly defend the Sellers from and reimburse the Sellers for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including, without limitation, those incurred in connection with any suit, action or other proceeding) which the Sellers may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (a) any breach of any of the representations and warranties made by the Buyer in or pursuant to Article V of this Agreement;

               (b) any failure by the Buyer to carry out, perform satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by the Buyer pursuant to this Agreement;

               (c)  the Assumed Liabilities;

               (d) Buyer's ownership, occupation and operation of the Purchased Assets after the Effective Time of Closing (excluding, however, any matters for which Sellers are required to indemnify Buyer pursuant to Section 9.1 of this Agreement); and

               (e) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(a), 9.2(b), 9.2(c), or 9.2(d) of this Agreement.

               9.3  Provisions Regarding Indemnities.

               (a) Insurance Recoveries. The amounts for which an indemnifying party shall be liable under Sections 9.1 and 9.2 of this Agreement shall be net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification.

               (b) Notice; Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 9.1 or Section 9.2 of this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

               (c) Exclusivity. The rights of indemnity provided by this Article IX of this Agreement shall be exclusive of all other rights of indemnity or contribution, whether created by Law or otherwise, either before or after the Effective Time of Closing, relating in any way to the subject matter of this Agreement.

               (d) Termination of Sellers' Rights. The right of the Seller to receive indemnity provided by Section 9.2(a) of this Agreement shall, as to any matter which has not been described in a notice delivered to the Buyer pursuant to Section 9.3(b) of this Agreement prior to such time, expire at 11:59 P.M., Central Time, on November 1, 2002.

               (e) Termination of Buyer's Rights. The right of the Buyer to receive indemnity provided by Section 9.1(a) of this Agreement shall, as to any matter which has not been described in a notice delivered to the Sellers pursuant to Section 9.3(b) of this Agreement prior to such time, expire at 11:59 P.M. Central Time, on November 1, 2002.

               (f) Rights on Termination. The termination of the rights of an indemnified party to receive indemnity contained in Sections 9.3(d) and 9.3(e) of this Agreement shall not affect that Person's right to prosecute to conclusion any claim made by that Person prior to the time that the relevant right of indemnity terminates.

               (g) Limitations on Sellers' Liability. The liability of the Sellers under Section 9.1 of this Agreement shall be without deduction or limitation, except that:

                    (i) the liability of the Sellers under Section 9.1(a) of this Agreement shall:

                         (A)  not arise with respect to a single
course of conduct, related set of circumstances, occurrence or event unless the damages suffered by an indemnified party arising therefrom exceed Ten Thousand and 00/100 Dollars ($10,000) (a "Sellers
Indemnifiable Breach");

                         (B)  be recoverable only if and to the extent
that the cumulative damages suffered by the Buyer for all Seller
Indemnifiable Breaches exceeds Five Hundred Fifty Thousand and 00/100 Dollars ($550,000);

                         (C)  be limited in the aggregate to:

                              (1)  with respect to all indemnity
     claims  of which Buyer has provided notice to Sellers pursuant to
     Section 9.3(b) of this Agreement prior to midnight, Central Time, on the first anniversary of the Closing Date, an amount equal to Four Million and 00/100 Dollars ($4,000,000.00);

                              (2)  with respect to all indemnity
     claims of which Buyer has provided notice to Sellers pursuant to
     Section 9.3(b) of this Agreement after midnight, Central Time, on the first anniversary of the Closing Date but prior to midnight, Central Time, on the second anniversary of the Closing Date, an amount equal to Three Million and 00/100 Dollars ($3,000,000.00), less the aggregate amount of all indemnity claims paid by Sellers to Buyer pursuant to Section 9.1 of this Agreement with respect to notices of indemnity claims delivered by Buyer to Sellers prior to midnight, Central Time, on the first anniversary of the Closing Date; and

                              (3)  with respect to all indemnity
     claims of which Buyer has provided notice to Sellers pursuant to
     Section 9.3(b) of this Agreement after midnight, Central Time, on the second anniversary of the Closing Date but prior to midnight, Central Time, on the fifth anniversary of the Closing Date, an amount equal to One Million 00/100 Dollars ($1,000,000.00), less the aggregate amount of all indemnity claims paid by Sellers to Buyer pursuant to Section 9.1 of this Agreement with respect to notices of claims for indemnity delivered by Buyer to Sellers prior to midnight, Central Time, on the second anniversary of the Closing Date;

                         (D)  the Buyer shall not be entitled to more
than one recovery for any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by the Sellers in or pursuant to this Agreement.

                    (ii) The liability of the Sellers under Section 9.1(b) of this Agreement for an event described in Section 3.5(c) shall be limited to the payment of the fee described in Section 3.5(c) of this Agreement.

               (h) Limitations on Buyer's Liability. The liability of the Buyer under Section 9.2 of this Agreement shall be without deduction or limitation, except that:

                    (i)  the liability of the Buyer under Section
9.2(a) of this Agreement shall:

                         (A)  not arise with respect to a single
course of conduct, related set of circumstances, occurrence or event unless the damages suffered by an indemnified party arising therefrom exceed Ten Thousand and 00/100 Dollars ($10,000) (a "Buyer
Indemnifiable Breach");

                         (B)  be recoverable only if and to the extent
that the cumulative damages suffered by the Sellers for all Buyer
Indemnifiable Breaches exceeds Five Hundred Fifty Thousand and 00/100 Dollars ($550,000);

                         (C)  be limited in the aggregate to:

                              (1)  with respect to all indemnity
     claims of which Sellers have provided notice to Buyer pursuant to
     Section 9.3(b) of this Agreement prior to midnight, Central Time, on the first anniversary of the Closing Date, an amount equal to Four Million and 00/100 Dollars ($4,000,000.00);

                              (2)  with respect to all indemnity
     claims of which Sellers have provided notice to Buyer pursuant to
     Section 9.3(b) of this Agreement after midnight, Central Time, on the first anniversary of the Closing Date but prior to midnight, Central Time, on the second anniversary of the Closing Date, an amount equal to Three Million and 00/100 Dollars ($3,000,000.00), less the aggregate amount of all indemnity claims paid by Buyer to Sellers pursuant to Section 9.2 of this Agreement with respect to notices of indemnity claims delivered by Sellers to Buyer prior to midnight, Central Time, on the first anniversary of the Closing Date; and

                              (3)  with respect to all indemnity
     claims of which Sellers have provided notice to Buyer pursuant to
     Section 9.3(b) of this Agreement after midnight, Central Time, on the second anniversary of the Closing Date but prior to midnight, Central Time, on the fifth anniversary of the Closing Date, an amount equal to One Million 00/100 Dollars ($1,000,000.00), less the aggregate amount of all indemnity claims paid by Buyer to Sellers pursuant to Section 9.1 of this Agreement with respect to notices of claims for indemnity delivered by Sellers to Buyer prior to midnight, Central Time, on the second anniversary of the Closing Date;

                         (D)  the Sellers shall not be entitled to
more than one recovery for any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by the Buyer in or pursuant to this Agreement; and

                     (ii) the liability of the Buyer under Section 9.2(b) of this Agreement shall be limited to the payment of the fee described in Section 3.20 of this Agreement.

               (j) Application. A party to this Agreement may elect to close the transactions described in this Agreement despite the fact that certain breaches or inaccuracies of the representations and warranties of the other parties to this Agreement may exist on the Closing Date or the other parties may have breached certain of their covenants contained in this Agreement. The provisions of this Article IX of this Agreement shall not, after the Closing Date and the consummation of the transactions described in this Agreement, apply to any such breaches or inaccuracies of the representations and warranties contained in this Agreement, or any such breaches of the covenants contained in this Agreement, if such party had the right to terminate this Agreement pursuant to Sections 7.1, 7.4, 8.1, 8.4 and
11.1 of this Agreement based on such breaches or inaccuracies, and elected, with knowledge as to such breaches or inaccuracies, to nonetheless proceed with the Closing.




                              ARTICLE X
                    DISPUTE RESOLUTION MECHANISMS

               10.1 Dispute. As used in this Agreement, "Dispute" shall: (a) mean any dispute or disagreement between the Buyer and the Sellers concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; and (b) exclude any dispute or disagreement between the Buyer and the Sellers concerning the calculation of the Purchase Price and the Cash Amount, which shall be resolved pursuant to the provisions of Section 2.4 of this Agreement.

               10.2 Process. If a Dispute arises, the parties shall follow the procedures specified in Sections 10.3, 10.4 and 10.5 of this Agreement.

               10.3 Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between the Buyer and the Sellers. Either the Buyer or the Sellers may give the other party written notice of any Dispute not resolved in the normal course of business. The Buyer and the Sellers shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within thirty (30) calendar days of the disputing party's notice, or if the parties fail to meet within such fifteen (15) calendar days, either the Buyer or the Sellers may initiate mediation as provided in
Section 10.4 of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by legal counsel.

               10.4 Mediation. If the Dispute is not resolved by negotiations pursuant to Section 10.3 of this Agreement, the Buyer and the Sellers shall attempt in good faith to resolve any such Dispute by nonbinding mediation. Either the Buyer or the Sellers may initiate a nonbinding mediation proceeding by a request in writing to the other party (the "Request"), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, with the following exceptions:

               (a) if the parties have not agreed within thirty (30) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either the Buyer or the Sellers, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

               (b) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (i) a written settlement is reached; or
(ii) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (iii) the Buyer and the Sellers agree in writing that an impasse has been reached; or (iv) is sixty (60) calendar days after the Request and none of the events specified in Sections 10.4(b)(i), (ii) or (iii) have occurred. No party may withdraw before the conclusion of the proceeding.

               10.5 Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to Section 10.3 of this Agreement or by mediation pursuant to Section 10.4 of this Agreement within 100 calendar days after initiation of the negotiation process pursuant to
Section 10.3 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court which has jurisdiction over the parties.

               10.6 General.

               (a) Provisional Remedies. At any time during the procedures specified in Sections 10.3 and 10.4 of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article X of this Agreement.

               (b) Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article X of this Agreement are pending. The parties will take such action, if any, as is required to effectuate such tolling.

               (c) Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

               (d) Extension of Deadlines. All deadlines specified in this Article X of this Agreement may be extended by mutual agreement between the Buyer and the Sellers.

               (e) Enforcement. The parties regard the obligations in this Article X of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article X of this Agreement by either the Buyer or the Sellers, the other party may bring an action to seek enforcement of such obligations in any court of Law having jurisdiction over the parties.

               (f) Costs. The parties shall pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Article X of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of Section 10.4 of this Agreement.

               (g) Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Article X of this Agreement for any reason, then the functions specified in this Article X of this Agreement to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by the Buyer and the Sellers (the "Replacement"). If the Buyer and the Sellers cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Eastern District of Wisconsin upon application. If a Replacement is selected by either means, this
Article X shall be deemed appropriately amended to refer to such Replacement.




                              ARTICLE XI
                      TERMINATION; MISCELLANEOUS

               11.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, as follows:

               (a) by mutual written agreement of the Buyer and the Sellers;

               (b)  by the Buyer if any of the conditions set forth in
Article VII of this Agreement shall not have been fulfilled by the Closing;

               (c) by the Sellers if any of the conditions set forth in Article VIII of this Agreement shall not have been fulfilled by the Closing;

               (d) by the Buyer pursuant to Section 3.2(b) of this Agreement; or

               (e) by the Buyer or the Sellers if the Closing has not occurred on or before December 31, 1997.

               11.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 11.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the others, provided that the obligations of the parties contained in Sections 3.1(b), 3.5, 3.6, 3.20, Article X, 11.2, 11.5 and 11.12 (but only as to other surviving rights and obligations) of this Agreement shall survive any such termination. If any of the conditions set forth in
Article VII of this Agreement have not been satisfied, the Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article VIII of this Agreement have not been satisfied, the Sellers may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

               11.3 Survival of Representations and Warranties. Upon the condition that the Closing is effected, all representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the Effective Time of Closing and the consummation of the transactions contemplated by this Agreement and shall terminate and be of no further force and effect at 11:59 P.M. Central Time on November 1, 1999; provided that the Sellers' representations and warranties set forth in Sections 4.1, 4.2, 4.3, and 4.7, and the representations and warranties of the Buyer set forth in Sections 5.1, 5.2, and 5.3, shall survive until 11:59 P.M. Central Time on November 1, 2002, after which time said representations and warranties shall terminate and be of no further force and effect. The termination of the representations and warranties contained in the immediately preceding sentence shall not affect a party's right to prosecute to conclusion any claim made by such party prior to such time.

               11.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede: (a) the Letter of Intent dated as of August 29, 1997 by and among the Buyer and the Sellers; and (b) all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Buyer and the Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               11.5 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

               11.6 Governing Law. This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin without regard to the conflicts of Laws principles thereof.

               11.7 Assignment. Prior to the Closing, this Agreement shall not be assigned by either the Buyer or the Sellers except: (a) with the prior written consent of the other party; and (b) by the Buyer, to one or more direct or indirect wholly owned subsidiaries of the Buyer, provided that the Buyer remains liable for the performance by such subsidiary of the obligations of the Buyer under this Agreement.

               11.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:


If to the Sellers:            SerVend International, Inc.
                                and Fischer Enterprises, Ltd.
                              Attention:  Gregory E. Fischer
                              2100 Future Drive
                              Sellersburg, IN  47172

                              Fax No.:  812-246-7025

                              with a copy to

                              Reed Weitkamp Schell Cox & Vice
                              Attention:  John S. Reed
                              2400 Citizens Plaza
                              Louisville, KY  40202

                              Fax No.:  502-562-2200



If to the Buyer:              The Manitowoc Company, Inc.
                              Attention:  Fred M. Butler
                              500 South 16th Street
                              P.O. Box 66
                              Manitowoc, WI  54221-0066

                              Fax No.:  920-683-8138

                              with a copy to:

                              Quarles & Brady
                              Attention:  Patrick M. Ryan
                              411 East Wisconsin Avenue
                              Milwaukee, WI  53202

                              Fax No:  414-271-3552


               11.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

               11.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

               11.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

               11.12 Specific Performance. The parties agree that the Purchased Assets as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the transactions contemplated by this Agreement.

               11.13 No Reliance. Except for the parties to this Agreement and any assignees permitted by Section 11.7 of this
Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

               11.14 Exhibits and Disclosure Schedule. If a document or matter is disclosed in the Disclosure Schedule, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

               11.15 Taxes and Fees. The Sellers and Buyers shall each pay transfer taxes of any kind, sales and use taxes and recording and filing fees which arise as a result of the conveyance of the Purchased Assets by the Sellers to the Buyer in accordance with applicable law and local custom.

               11.16 Income Tax Position. Neither the Buyer nor the Sellers shall take a position for income tax purposes which is inconsistent with this Agreement.

               11.17 Further Assurances. From time to time after the Closing Date, upon the reasonable request and expense of the Buyer and without any additional consideration, the Sellers shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the Buyer may reasonably request in order to more effectively sell, assign, convey, transfer, reduce to possession and
record title to any of the Purchased Assets.   The Sellers agree to
cooperate with the Buyer in all reasonable respects to assure to the Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement.

               11.18 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

               11.19 No Materiality Acknowledgment. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedule or the inclusion of any specific item in the Disclosure
Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in the Disclosure Schedule) is or is not material for purposes of this Agreement.



     IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the day and year first above written.

                         THE MANITOWOC COMPANY, INC.


                         By:     /s/  Fred M. Butler
                              --------------------------
                              Fred M. Butler
                              President & Chief Executive Officer


                         SERVEND INTERNATIONAL, INC.


                         By:     /s/  Gregory E. Fischer
                              --------------------------
                              Gregory E.  Fischer, President


                         FISCHER ENTERPRISES, LTD.


                         By:  SerVend International, Inc.,
                              General Partner


                              By:     /s/  Gregory E. Fischer
                                   ----------------------------
                                   Gregory E. Fischer, President











                         DISCLOSURE SCHEDULE

                                  TO

                     PURCHASE AND SALE AGREEMENT

                                AMONG

                     THE MANITOWOC COMPANY, INC.

                     SERVEND INTERNATIONAL, INC.
                                 AND

                      FISCHER ENTERPRISES, LTD.

                           OCTOBER 1, 1997




     SECTION                  DESCRIPTION
     -------                  -----------


     1.4                      Assumed Liabilities

     1.25, 1.56 and 4.12      Existing Contracts and
                               Retained Contracts

     1.26 and 4.12            Existing Indebtedness
     1.27 and 4.14            Existing Insurance Policies

     1.28 and 4.5(e)          Existing Investments

     1.29 and 4.5(a)          Existing Liens

     1.30 and 4.11            Existing Litigation

     1.31 and 4.10(c)         Existing Permits

     1.32 and 4.9             Existing Plans

     1.37 and 4.20            Intangible Assets

     1.48 and 4.5(a)          Permitted Liens

     1.52 and 4.24            Real Property

     1.55                     Retained Assets

     3.11                     Allocation of Purchase Price

     4.1(a)(i)                Shareholders of SerVend

     4.1(a)(ii)               Partners of Fischer

     4.1(a)                   Foreign Qualifications of Sellers

     4.3(a)(v)                Business Relationship Matters

     4.3(b)                   Consents

     4.4(d)                   Bank Accounts

     4.5(a)                   Leases

     4.6                      Contingent Liabilities

     4.13                     Performance of Contracts

     4.15                     Environmental Matters

     4.16                     Employee Matters

     4.21                     Product Matters

     4.23                     Relationships with Related Parties

     6.5                      Certain Employee Matters